Exhibit 4.1

CREDIT AGREEMENT

dated as of May 5, 2008

among

MGP INGREDIENTS, INC.
MGP INGREDIENTS OF ILLINOIS, INC.
MIDWEST GRAIN PIPELINE, INC.

(as the Borrowers)

COMMERCE BANK, N.A.

(as the Agent, the Issuing Bank, the Swingline Lender and a Bank)

and

THE LENDERS FROM TIME TO TIME PARTY HERETO
(as the Banks)

$40,000,000 Revolving Credit Facility
$25,000,000 Term Loan Facility

TABLE OF CONTENTS

SECTION 1		GENERAL DEFINITIONS	1
	1.1	Definitions	1
	1.2	Accounting Terms; Other	15

SECTION 2		CREDIT FACILITIES	15
	2.1	Revolving Credit Loans	15
	2.2	Swingline Loans	17
	2.3	Letters of Credit	18
	2.4	Term Loans	20

SECTION 3		FINANCE CHARGES, REPAYMENT AND OTHER TERMS	22
	3.1	Interest Rate	22
	3.2	Payments of Principal, Interest and Costs	23
	3.3	Voluntary Prepayments	24
	3.4	Mandatory Prepayments	24
	3.5	Method of Payment	25
	3.6	Use of Proceeds	25
	3.7	Notice and Manner of Borrowing	25
	3.8	Non-Receipt of Funds by Agent	26
	3.9	Capital Adequacy	26
	3.10	Application of Payments and Collections	27
	3.11	Periodic Statement	27
	3.12	Libor Loans	27
	3.13	Non-Use Fee	28
	3.14	Closing Fee	29
	3.15	Joint and Several Liability; Subordination of Reimbursement Rights	29
	3.16	Appointment of Borrowing Agent	29
	3.17	Collateral and Guarantees to Secure Swap Obligations	30
	3.18	Replacement of Existing Commerce Facility	30

SECTION 4		LENDING CONDITIONS	30
	4.1	Credit Documents	30
	4.2	Additional Conditions Precedent to Initial Loan	31
	4.3	Conditions Precedent to All Loans	32

SECTION 5		REPRESENTATIONS AND WARRANTIES	33
	5.1	Representations, Warranties and Covenants of the Borrowers	33

SECTION 6		COVENANTS	35
	6.1	Affirmative Covenants	35
	6.2	Negative Covenants	38
	6.3	Specific Financial Covenants	40

SECTION 7		DEFAULT	41
	7.1	Events of Default	41
	7.2	Obligation to Lend; Acceleration	42
	7.3	Remedies	42
	7.4	Right of Setoff	43

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SECTION 8		AGENCY PROVISIONS	44
	8.1	Authorization and Action	44
	8.2	Liability of Agent	44
	8.3	Rights of the Agent as Bank	44
	8.4	Independent Credit Decisions	44
	8.5	Indemnification	45
	8.6	Successor Agent	45
	8.7	Sharing of Payments	45

SECTION 9		MISCELLANEOUS	46
	9.1	Notices	46
	9.2	Power of Attorney	46
	9.3	Indemnity	47
	9.4	Entire Agreement; Modification of Agreement; Sale of Interest	47
	9.5	Reimbursement of Expenses	49
	9.6	Indulgences Not Waivers	49
	9.7	Severability	50
	9.8	Successors and Assigns	50
	9.9	General Waivers by Borrowers	50
	9.10	Collateral Protection Act Notice	50
	9.11	Mo. Rev. Stat. § 432.047 Statement	51
	9.12	Incorporation by Reference	51
	9.13	Execution in Counterparts; Facsimile Signatures	51
	9.14	Governing Law; Consent to Forum	51
	9.15	Waiver of Trial; Limitation on Damages	51
	9.16	USA Patriot Act Notice	52
	9.17	Confidentiality	52

TABLE OF EXHIBITS
Exhibit A – Commitments
Exhibit B – Form of Revolving Credit Note
Exhibit C – Form of Swingline Note
Exhibit D – Form of Term Note
Exhibit E – Borrowing Base Certificate
Exhibit F – Covenant Compliance Certificate

TABLE OF SCHEDULES

Schedule 1 – D.M. Ingredients Investment; Permitted Acquisition
Schedule 5.1(c) – Required Approvals
Schedule 5.1(h) – Permitted Debt
Schedule 5.1(k) – Environmental Matters
Schedule 5.1(m) – Permitted Liens

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CREDIT AGREEMENT

This Credit Agreement is made as of May 5, 2008, by and among MGP Ingredients, Inc., a Kansas corporation (“MGP”), MGP Ingredients of Illinois, Inc., an Illinois corporation (“MGPI”), Midwest Grain Pipeline, Inc., a Kansas corporation (“Midwest Grain”), Commerce Bank, N.A., a national banking association, in its capacity as a Bank hereunder (in such capacity, “Commerce”), in its capacity as agent for the Banks hereunder (in such capacity, the “Agent”), in its capacity as the issuer of Letters of Credit hereunder (in such capacity, the “Issuing Bank”), and in its capacity as the lender for Swingline Loans (in such capacity, the “Swingline Lender”), and the lenders from time to time party hereto (individually a “Bank” and collectively, the “Banks”).  MGP, MGPI and Midwest Grain are each referred to herein as a “Borrower” and are collectively referred to herein as the “Borrowers”.

Preliminary Statements

(a)	The Borrowers desire to obtain extensions of credit from the Banks.

(b)	The Banks are willing to extend credit to the Borrowers, but only on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1
General Definitions

1.1                                 Definitions.  When used in this Agreement, the following terms have the following meanings:

“Account Debtor” means any Person who is or may become obligated in respect of an Account.

“Accounts” means accounts receivables and each other asset that constitutes an “account,” as defined in UCC §9-102.

“Adjusted Base Rate” means, at any time, (1) the Base Rate at such time, minus (2) the Applicable Margin for Base Rate Loans at such time.

“Adjusted Libor Rate” means, for any Interest Period, (1) the Libor Rate for such Interest Period, plus (2) the Applicable Margin for Libor Loans at such time.

“Adjusted EBITDA” means, for MGP and its consolidated subsidiaries on a consolidated basis, for any period, EBITDA for such period, plus other non-cash losses, minus other non-cash gains, and minus or plus, as the case may be, extraordinary income (including, without limitation, the $8 million settlement payment in the Mars litigation) or losses

“Affiliate” means a Person (1) which owns or otherwise has an interest in ten percent or more of any equity interest of a Borrower, (2) ten percent or more of the equity interests of which a Borrower (or any shareholder or other equity holder, director, officer, employee or subsidiary of a Borrower or any combination thereof) owns or otherwise has an interest in, or (3) which, directly or through one or more intermediaries, is controlled by, controls, or is under common control with a Borrower.  For purposes of subpart (3) above, “control” means the ability, directly or indirectly, to affect the management or policies of a Person by virtue of an ownership interest, by right of contract or any other means.

“Agent” means the Agent identified in the introductory paragraph of this Agreement and any successor Agent appointed pursuant to the terms of this Agreement.

“Agreement” means this Credit Agreement, as amended, renewed, restated, replaced or otherwise modified from time to time.

“Applicable Margin” means, at any date, (1) in the case of Base Rate Loans, 0%, (2) in the case of Libor Loans, 2.00%, and (3) in the case of the Non-Use Fee, 0.30%; provided, however, that if the Covenant Compliance Certificate delivered by the Borrowers to the Agent for the most recently ended four fiscal quarters demonstrates that the Leverage Ratio for such preceding four fiscal quarters was within any of the ranges set forth below, then the Applicable Margin from and after the tenth day of the first full month after the date the Agent receives the Covenant Compliance Certificate shall be adjusted to (if such is the case) and shall equal, for such type of Loan or Non-Use Fee, as the case may be, the amount set forth below opposite the Leverage Ratio for such preceding four fiscal quarters.

Level	Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Libor Loans	Applicable Margin for Non-Use Fee

I.	less than 1.00 to 1	0.75%	1.25%	0.25%

II.	greater than or equal to 1.00 to 1 but less than 1.75 to 1	0.50%	1.50%	0.25%

III.	greater than or equal to 1.75 to 1 but less than 2.50 to 1	0.25%	1.75%	0.30%

IV.	greater than or equal to 2.50 to 1	0%	2.00%	0.30%

; provided, further, that (a) from the Closing Date to June 30, 2008, the Applicable Margin for Base Rate Loans, Libor Loans the Non-Use Fee shall be that set forth in Level I above, and (b) if the Borrowers fail to timely deliver a Covenant Compliance Certificate to the Agent, or the Agent reasonably disputes the calculations set forth therein or the accuracy of the related financial statements, then the Applicable Margin from and after the tenth day of the first full month after the latest date the Agent could have received the Covenant Compliance Certificate in compliance with Section 6.1(b)(8) hereof shall be the Applicable Margin set forth in Level IV above.

“Applicable Rate” means: (1) with respect to each Base Rate Loan, the Adjusted Base Rate, and (2) with respect to each Libor Loan, the Adjusted Libor Rate.

“Bank” means each of the Banks identified in the introductory paragraph of this Agreement, and any other Person which may hereafter become a lender under this Agreement, and the successors and assigns of each of the foregoing, and includes the Swingline Lender and any successor or assignee of the Swingline Lender.

“Base Rate” means the rate of interest publicly announced or adopted by the Agent from time to time as its prime rate, or other designation in replacement of the prime rate announced or adopted by the Agent.  The Base Rate may fluctuate as frequently as daily, and any change in the Base Rate shall take effect as of the day any change in the prime rate occurs.  The Base Rate is only a reference rate and may not be the lowest rate offered by the Agent or any Bank.

“Base Rate Loan” means a Loan with respect to which interest accrues at the Adjusted Base Rate.

“Borrower Security Agreement” means the security agreement to be executed by the Borrowers on or about the Closing Date in favor of the Agent and by which the Borrowers shall grant to the Agent (for the benefit of the Banks), as security for the Obligations, a security interest in all existing and future assets of the Borrowers, other than Excluded Assets, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“Borrowing Base” means, at any time, an amount equal to the sum of:

(1)                                  85% of the face amount of Eligible Accounts outstanding at such time;

(2)                                  65% of the Value of Eligible Inventory consisting of flour;

(3)                                  75% of the Value of Eligible Inventory consisting of corn;

(4)                                  75% of the Value of Eligible Inventory consisting of wheat;

(5)                                  80% of the Value of Eligible Inventory consisting of alcohol (food grade or ethanol);

(6)                                  75% of the Value of Eligible Inventory consisting of feed;

(7)                                  65% of the Value of Eligible Inventory consisting of protein (wheat gluten);

(8)                                  60% of the Value of Eligible Inventory consisting of starch; and

(9)                                  60% of the Value of Eligible Inventory consisting of other finished goods;

less the amount of taxes arising under 26 USC 5001 at such time which the Borrowers and any Guarantor Subsidiaries reasonably anticipate being payable by a Borrower or a Guarantor Subsidiary to a taxing authority in connection with planned sales of taxable alcohol Inventory to non-bonded warehouses.

“Borrowing Base Certificate” means a certificate, in favor of the Agent, signed by the chief financial officer, treasurer or corporate controller of each Borrower and each Guarantor Subsidiary, substantially in the form of Exhibit E hereto, or in such other form as the Agent may reasonably request from time to time, which sets forth in reasonable detail the computations necessary to determine the Borrowing Base at such time.

“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in Missouri are authorized or required to close under the laws of such state; provided, however, that, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Libor Loan, “Business Day” shall mean a day on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Capital Expenditures” means expenditures made for the direct or indirect acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including, without limitation, payments with respect to capitalized lease obligations.

“Chattel Paper” has the meaning given to such term in UCC §9-102.

“Closing Date” means the date of this Agreement, as set forth in the introductory paragraph of this Agreement.

“Collateral” means all property with respect to which a Lien has been or is hereafter granted to Agent, for the benefit of all the Banks, or any Banks pursuant to any of the Credit Documents or which otherwise secures the payment or performance of any Obligation.

“Commitment” means, collectively for each Bank, such Bank’s Revolving Credit Commitment and Term Loan Commitment.

“Covenant Compliance Certificate” means a certificate, in favor of the Agent, signed by the chief financial officer, corporate controller or treasurer of each Borrower and each Guarantor Subsidiary, substantially in the form of Exhibit F hereto, or in such other form as the Agent may reasonably request from time to time, which sets forth in reasonable detail the computations necessary to determine whether the Borrowers are in compliance with the financial covenants set forth in this Agreement for the relevant time period and the Applicable Margin.

“Credit Documents” means this Agreement, the Notes, the Security Agreements, any Guaranty, and any other agreements or documents existing on or after the Closing Date evidencing, securing, guaranteeing or otherwise relating to any of the transactions described in or contemplated by this Agreement, and any amendments, renewals, restatements, replacements, consolidations or other modifications of any of the foregoing from time to time.

“Daily Credit Balance” means, on any day, the aggregate principal amount of all Revolving Credit Loans and the LC Exposure outstanding at the end of such day.

“Debt” means any of the following: (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes or other similar instruments; (3) obligations for the deferred purchase price of property or services, or arising out of non-compete agreements or the like entered into in connection with asset or equity acquisitions; (4) obligations as lessee under capital leases; (5) synthetic lease obligations or similar obligations to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property which may be classified and accounted for as an operating lease or an off-balance sheet liability for accounting purposes but as a secured or unsecured loan for federal income tax purposes; (6) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (7) obligations under letters of credit or acceptance facilities; (8) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (9) obligations secured by a Lien on a Person’s property, whether or not the obligations have been assumed by such Person; provided, however, that MGP’s obligations under the following agreements shall not be deemed Debt:  (i) the Lease Agreement, dated December 16, 1993, between MGP and Cilcorp Development Services, (ii) the Heat Service Agreement, dated December 16, 1993, between MGP and Cilcorp Development Services, and (iii) the Cogeneration Agreement, dated December 16, 1993, among MGP, Cilcorp Development Services and Central Illinois Light Company, and (iv) the agreements existing on the Closing Date and evidencing the arrangements described in Schedule 1 hereto.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” has the meaning provided in Section 3.1(b) of this Agreement.

“Deposit Account” has the meaning given to such term in UCC §9-102.

“EBITDA” means, for MGP and its consolidated subsidiaries for any period, net income for such period, plus amounts deducted in the computation thereof for (1) interest expense, (2) federal, state and local income taxes, and (3) depreciation and amortization.

“Eligible Account” means an Account arising in the ordinary course of a Borrower’s or a Guarantor Subsidiary’s business from the sale of goods or the rendering of services which the Agent, in its reasonable credit judgment, deems to be an Eligible Account.  To be an Eligible Account, such Account must be subject to First Priority Lien and no other Lien except for Permitted Liens, and must be evidenced by an invoice or other documentary evidence reasonably satisfactory to the Agent.  Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (1) the Account remains unpaid more than 90 days after the due date shown in the original invoice, provided that the due date shown in the original invoice is no more than 45 days after the original invoice date; or (2) 25% or more of the Accounts from the Account Debtor are not Eligible Accounts; or (3) the Account Debtor is also a creditor or supplier of such Borrower or Guarantor Subsidiary, or has disputed liability with respect to such Account, or has made any claim with respect to any other Account due from such Account Debtor to such Borrower or Guarantor Subsidiary, or the Account otherwise is subject to any right of setoff by the Account Debtor, in each case to the extent of any such offset, dispute or claim; or (4) any bankruptcy or other insolvency proceeding has been filed by or against the Account Debtor; or (5) the Account arises from a sale to an Account Debtor outside the United States, unless the Account is supported by a letter of credit, guaranty or credit insurance, in each case reasonably acceptable to the Agent; or (6) the Account arises from a sale to the Account Debtor which is not final, including, without limitation, on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or (7) the Agent believes, in its reasonable credit judgment, that collection of such Account is insecure or that payment thereof is doubtful or will be delayed by reason of the Account Debtor’s financial condition; or (8) the Account Debtor is the United States of America or any state, or any department, agency, instrumentality or subdivision of the foregoing, unless the applicable Borrower or Guarantor Subsidiary assigns its right to payment of such Account to the Agent (for the benefit of the Banks), in form and substance reasonably satisfactory to the Agent, so as to comply with the Assignment of Claims Act, as amended (31 U.S.C. Section 3727 et seq.), or the comparable state statute, as the case may be; or (9) the goods giving rise to such Account are nonconforming goods or the services giving rise to such Account have not been properly performed; or (10) the total unpaid Accounts of any Account Debtor exceed 10% of the total unpaid Accounts of all Account Debtors, but only to the extent such Account exceeds such limit; or (11) the Account is evidenced by chattel paper or an instrument of any kind (unless the original of such chattel paper or instrument has been pledged and delivered to the Agent, for the benefit of the Banks, with such endorsements thereto as the Agent may reasonably request), or has been reduced to judgment; or (12) such Borrower or Guarantor Subsidiary has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of such Borrower or Guarantor Subsidiary’s business for prompt payment and which are reflected on the related invoice and which are consistent with such Borrower or Guarantor Subsidiary’s past business practices; or (13) the Account arises out of a sale by such Borrower or Guarantor Subsidiary  to an Affiliate of such Borrower or Guarantor Subsidiary or to a Person controlled by an Affiliate of such Borrower or Guarantor Subsidiary.

“Eligible Inventory” means such Inventory of each Borrower and each Guarantor Subsidiary which the Agent, in the exercise of its reasonable credit judgment, deems to be Eligible Inventory.  Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless, in the Agent’s reasonable determination, it: (1) is in good, new and saleable condition, (2) is not obsolete or unmerchantable, (3) meets all standards imposed by any governmental agency or authority, (4) conforms in all respects to the warranties and representations set forth in this Agreement and the Borrower Security Agreement or Guarantor Security Agreement, as applicable, (5) is at all times subject to a First Priority Lien and no other Lien except for Permitted Liens, and (6) is situated at a location in compliance with the Borrower Security Agreement or Guarantor Security Agreement, as applicable.

“Environmental Laws” means all federal, state, local and other applicable statutes, ordinances, rules, regulations, judicial orders or decrees, common law theories of liability, governmental or quasi-governmental directives or notices or other laws or matters existing on or after the Closing Date relating in any respect to occupational safety, health or environmental protection.

“Equipment” has the meaning given to such term in UCC §9-102.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“Eurocurrency Reserve Requirement” means, for any Libor Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D) but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (1) any category of liabilities that includes deposits by reference to which the Libor Rate for Libor Loans is to be determined, or (2) any category of extension of credit or other assets that include Libor Loans.

“Event of Default” has the meaning provided in Section 7.1 of this Agreement.

“Excluded Assets” means all real or personal property other than:

(1)	Accounts;

(2)	Chattel Paper, to the extent arising out of or otherwise relating to the sale or other transfer of Inventory or the furnishing of services;

(3)	Instruments, to the extent arising out of or otherwise relating to the sale or other transfer of Inventory or the furnishing of services;

(4)	Inventory;

(5)	Refinanced Equipment Collateral;

(6)	Deposit Accounts maintained with the Agent or any Bank;

(7)	books, journals and other records (in each case whether electronic or otherwise) relating in whole or in part to any of the foregoing; and

(8)	Proceeds of the foregoing.

“Existing Commerce Facility” means MGP’s credit facility with Commerce Bank, N.A., as in effect immediately prior to the Closing Date.

“First Priority Lien” means a duly perfected Lien in favor of the Agent, for the benefit of the Banks, as security for the Obligations, and which Lien is a first priority Lien except, in the case of a Lien on Inventory consisting of distilled spirits, for any superior Lien on such Inventory arising under 26 USC 5004.

“Fee Letter” means the letter or letters executed by some or all of the Borrowers on or before the Closing Date in favor of Commerce Bank, N.A.

“Financing Statements” means, collectively, UCC-1 financing statements showing each Borrower and each Guarantor, as debtor, and the Agent, as secured party, covering the Collateral, to be filed in such jurisdictions as the Agent deems necessary or desirable to perfect its security interest in the Collateral.

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (1) Adjusted EBITDA for the four fiscal quarters ending on such date, minus (a) federal, state and local income taxes paid or payable (whichever is greater) during such four fiscal quarters, and (b) dividends paid by MGP during such four fiscal quarters, to (2) Fixed Charges for such four fiscal quarters.

“Fixed Charges” means, for MGP and its consolidated subsidiaries on a consolidated basis, for any period, the sum of: (1) interest and other finance charges paid or payable (whichever is greater) with respect to indebtedness during such period, including, without limitation, the interest component of any capital lease obligations; and (2) principal paid or payable (whichever is greater) during such period with respect to indebtedness having a maturity of one year or longer at the time such payment is paid or is payable, as the case may be, including, without limitation, the principal component of any capital lease obligations.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Guarantor” means any Person who, on or after the Closing Date, may guarantee the payment or performance of all or any part of the Obligations.

“Guarantor Subsidiary” means any Person (other than a Borrower) that is a Subsidiary of a Borrower that has guaranteed the payment and performance of the Obligations pursuant to a Guaranty acceptable to the Agent and that has entered into a Guarantor Security Agreement.

“Guaranty” means each guaranty executed by a Guarantor in favor of the Agent for the benefit of the Banks at any time, and any amendments, renewals, restatements, replacements, consolidations or other modifications of any of the foregoing from time to time.

“Guarantor Security Agreements” means, collectively, each security agreement executed by a Guarantor Subsidiary on or after the Closing Date in favor of the Agent and by which such Guarantor Subsidiary grants to the Agent a First Priority Lien on all existing and future assets of such Person (other than Excluded Assets), subject to no other Lien except for Permitted Liens, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“Hazardous Substance” means any hazardous, toxic, dangerous or otherwise environmentally unsound substance, waste or other material, in whatever form, as defined or described in, or contemplated by, any Environmental Law and any other hazardous, toxic, dangerous or otherwise environmentally unsound substance, waste or other material in whatever form, or any other substance, waste or other material regulated by any Environmental Law.

“Interest Period” means, with respect to any Libor Loan, the period commencing on the date such Loan is made and ending (as a Borrower may select pursuant to Section 3.7) on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided, however, that (1) no Interest Period may extend beyond the Revolving Credit Termination Date or Term Loan Maturity Date (as applicable), and (2) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

“Instrument” has the meaning given to such term in UCC §9-102.

“Inventory” has the meaning given to such term in UCC §9-102.

“KCIT Facility” means MGP’s plant located in Kansas City, Kansas.

“LC Exposure” means, at any date, the sum of (1) the undrawn face amount of all Letters of Credit then outstanding, and (2) the aggregate amount of all payments made by the Issuing Bank under or in connection with any Letter of Credit for which the Issuing Bank has not been reimbursed.

“Leverage Ratio” means, on any date, the ratio of (1) Senior Funded Debt on such date, to (2) Adjusted EBITDA for the four fiscal quarters ending on such date.

“Letter of Credit” has the meaning provided in Section 2.3(a) of this Agreement.

“Letter of Credit Commitment” means, as to each Bank, its obligation to participate in Letters of Credit, as described in Section 2.3(f) hereof, in an aggregate amount at any time not to exceed the amount set forth opposite such Bank’s name on Exhibit A hereto under the column entitled “Letter of Credit Commitment.”

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

“Libor Loan” means a Loan (other than a Swingline Loan) with respect to which the interest rate accrues at the Adjusted Libor Rate.

“Libor Rate” means, for any Interest Period, the rate per annum determined by the Agent to equal the quotient of (1) the London interbank offered rate for dollars for such Interest Period, as quoted two

Business Days immediately preceding the date of the proposed Libor Loan in the “Money Rates” section of The Wall Street Journal or by Bloomberg, Telerate or any other financial news services (electronic or otherwise) used by the Agent from time to time in accordance with commercially reasonable industry standards, divided by (2) one minus the Eurocurrency Reserve Requirement for such Interest Period.

“Loans” means, collectively, the Revolving Credit Loans, the Swingline Loans and the Term Loans.

“Material Adverse Effect” means (1) a material adverse effect on the assets, liabilities, business, prospects, operations, income or condition, financial or otherwise, of MGP and its consolidated subsidiaries taken as a whole, (2) a material impairment of the ability of a Borrower or any Guarantor to pay, perform or observe their respective material obligations under the Credit Documents, or (3) a material impairment of the enforceability or availability of the rights or remedies stated to be available to the Agent or the Banks under the Credit Documents.

“MGPI Merger” means the proposed merger, after the Closing Date, of MGPI into MGP, with MGP being the surviving entity.

“Net Income” means, for any period, a Person’s net income (or loss) as defined in accordance with GAAP.

“Non-Use Fee” has the meaning provided in Section 3.13 of this Agreement.

“Notes” means, collectively, the Revolving Credit Notes, the Swingline Note and the Term Notes.

“Obligations” means, collectively, all indebtedness, liabilities and obligations whatsoever of each Borrower to the Agent, the Banks and/or any of their respective affiliates whether now existing or hereafter incurred or arising under or in connection with this Agreement and/or any of the other Credit Documents, including without limitation, the principal of, and interest on, the Loans, all future advances thereunder, the Swap Obligations, and all other amounts now or hereafter owing to the Agent, the Banks and/or any of their respective affiliates under this Agreement, the Notes, the Letters of Credit, the Reimbursement Agreements or any of the other Credit Documents.

“Permitted Acquisitions” means any acquisition by a Borrower of the equity interests or assets of another Person made in accordance with the following terms and conditions:  (1) no Default or Event of Default shall exist at the time of the acquisition or result therefrom, (2) within a reasonable period of time before the acquisition is consummated, the Borrowers shall have delivered to the Agent and the Banks pro forma financial projections, reasonably acceptable in form and detail to the Agent, demonstrating that, after giving effect to the acquisition, the acquisition  shall not result in a violation of any financial or other covenant contained in this Agreement or any other Credit Document, (3) if the total amount of consideration incurred or expended by the Borrowers in connection with the acquisition and all other acquisitions, if any, made within three years after the Closing Date exceeds $15,000,000, or if the Person whose equity interests or whose assets are being acquired is not in the same general line of business as the Borrowers, the Borrowers shall have obtained the prior written consent of the Agent to the acquisition, (4) immediately upon the consummation of the acquisition, the Agent shall have a First Priority Lien on the assets acquired, other than Excluded Assets, subject to no other Lien except for Permitted Liens, and (5) in the case of an equity acquisition whereby a Borrower shall acquire all or substantially all of the equity interests of another Person, immediately upon the consummation of such acquisition the Agent shall have a First Priority Lien on the assets of such Person, other than Excluded Assets, as security for the Obligations, subject to no other Lien except for Permitted Liens, and such Person shall sign a Guaranty and a Guarantor Security Agreement.  Notwithstanding the foregoing, any acquisition made in accordance with the arrangements described in Schedule 1 hereto shall constitute a Permitted Acquisition if such acquisition complies with the terms and conditions described in subparts (1) and (3) above.

“Permitted Debt” means any of the following:

(1)           accrued expenses and current trade account payables incurred in the ordinary course of a Person’s business;

(2)           Debt under the Credit Documents;

(3)           Swap Obligations;

(4)           Debt described in Schedule 5.1(h) of this Agreement, together with any refinancings of such Debt, provided that any refinancing does not act to increase the principal amount of the Debt outstanding at the time of the refinancing;

(5)           intercompany Debt between or among any Borrower and/or any Guarantor Subsidiaries;

(6)           to the extent the same constitute Debt by virtue of subparts (8) or (9) of the definition thereof, any such Debt arising under performance bonds or surety bonds incurred in the ordinary course of business;

(7)           Debt, other than Debt described in subparts (1) through (6) above, which Debt may be either unsecured Debt or Debt secured by Liens described in subpart (7) of the definition of Permitted Liens in this Section, provided that the aggregate principal amount of all such Debt  outstanding does not exceed $5,000,000 at any time during the three (3) year period following the Closing Date; and

(8)           other Debt approved in advance in a writing signed by the Required Banks and delivered to the Agent.

“Permitted Debt Refinancing” has the meaning given to such term in Section 3.6(b) of this Agreement.

“Permitted Investments” means investments in (1) cash equivalents and short term marketable securities; (2) Guarantor Subsidiaries; (3) D.M. Ingredients GmbH, provided that the amount of such investments does not exceed (i) $365,000 on the Closing Date, or (ii) an additional 175,000 Euros for each fiscal year ending on or after June 30, 2009; (4) advances to officers, directors and employees of a Borrower or a Guarantor Subsidiary in the ordinary course of such Person’s business; (5) derivative instruments entered into in the ordinary course in connection with the Borrowers’ hedging programs, including readily marketable exchange-traded commodity futures and option contracts entered into to reduce the risk of future grain price increases and exchange traded futures contracts for the sale of fuel alcohol entered into to hedge the selling price to customers; (6) deposits associated with Borrowers’ hedging programs described in subpart (5) above, and (7) and investments, other than those described in subparts (1) through (6) above, provided that the aggregate amount of such investments at any time does not exceed $2,000,000.

“Permitted Liens” means any of the following:

(1)           Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP;

(2)           Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

(3)           deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of business;

(4)           Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like Liens (excluding, however, any Lien in favor of a landlord) arising in the ordinary course of a Borrower’s business which secure the payment of obligations which are not more than 30 days  past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP;

(5)           rights of way, zoning restrictions, easements and similar encumbrances affecting real property which do not materially interfere with the use of such property;

(6)           Liens existing on the Closing Date and described on Schedule 5.1(m) of this Agreement, and any renewals or refinancings thereof,  provided that (a) the Debt secured by such Liens is limited to the Debt owing to the related creditor as described in Schedule 5.1(h), and any renewals or refinancings thereof, and (b) such Liens do not encumber any Collateral;

(7)           Liens on Excluded Assets, provided that (a) such Liens secure only Debt described in subpart (7) of the definition of Permitted Debt (or – if and to the extent the Agent consents in writing to such Debt being secured by a Lien – Debt described in subpart (8) of the definition of Permitted Debt), and (b) such Liens do not encumber any Collateral;

(8)           Liens in favor of a Bank or its affiliate securing Swap Obligations, which Liens shall be pari passu in priority with the Liens referred to in subpart (10) immediately below;

(9)           in the case of Inventory of a Borrower or a Subsidiary of a Borrower consisting of distilled spirits, the Lien thereon arising under 26 USC 5004;

(10)         Liens in favor of the Agent (for the benefit of the Banks);

(11)         Liens resulting from any judgment or award, the time for the appeal or petition for rehearing for which shall not have expired, or in respect of which a Borrower or a Subsidiary of a Borrower shall in good faith be prosecuting on appeal or proceeding for review and in respect of which a stay or execution pending such appeal or preceding for review shall have been granted; and

(12)         other Liens approved in advance in a writing signed by the Required Banks and delivered to the Agent.

“Person” means an individual, corporation, limited liability company, partnership, trust, governmental entity or any other entity, organization or group whatsoever.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of a Borrower on or after the Closing Date.

“Proceeds” has the meaning given to such term in UCC §9-102.

“Pro-Rata Share” means, at any time, with respect to a Bank, in each case expressed as a percentage:

(1)           Make Revolving Credit Loans.  In the case of a Bank’s obligation to make Revolving Credit Loans, a fraction (a) the numerator of which is such Bank’s Revolving Credit Commitment at such time, and (b) the denominator of which is the Total Revolving Credit Commitment at such time.

(2)           LC Exposure.  In the case of a Bank’s obligation to participate in Letters of Credit, as contemplated by Section 2.3(f) hereof, a fraction (a) the numerator of which is the amount of such Bank’s Letter of Credit Commitment on such date, and (b) the denominator of which is the Total Letter of Credit Commitment on such date.

(3)           Swingline Exposure.  In the case of a Bank’s obligation to reimburse the Swingline Lender for Swingline Loans, a fraction (a) the numerator of which is the amount of such Bank’s Revolving Credit Commitment at such time, and (b) the denominator of which is the Total Revolving Credit Commitment at such time.

(4)           Make Term Loans.  In the case of a Bank’s obligation to make Term Loans, a fraction (a) the numerator of which is such Bank’s Term Loan Commitment at such time, and (b) the denominator of which is the Total Term Loan Commitment at such time.

(5)           Receive Principal or Interest on Revolving Credit Loans or Non-Use Fee.  In the case of a Bank’s right to receive payment of principal or interest with respect to its outstanding Revolving Credit Loans (including any Revolving Credit Loans arising out of Swingline Loans or Letters of Credit) or Non-Use Fees, a fraction (a) the numerator of which is the amount of the unpaid principal balance of such Bank’s Revolving Credit Loans giving rise to such principal and interest payment, and (b) the denominator of which is the aggregate unpaid principal balance of all Revolving Credit Loans giving rise to such principal and interest payment.

(6)           Receive Principal or Interest on Term Loans.  In the case of a Bank’s right to receive payment of principal and interest with respect to its outstanding  Term Loans, a fraction (a) the numerator of which is the amount of the unpaid principal balance of such Bank’s Term Loan giving rise to such principal and interest payment, and (b) the denominator of which is the aggregate unpaid principal balance of all Term Loans giving rise to such principal and interest payment.

(7)           Indemnification; Other.  In the case of a Bank’s obligations under Section 8.5 hereof or in any other cases not addressed in subparts (1) though (6) above, a fraction (a) the numerator of which is the sum of such Bank’s Revolving Credit Commitment and Term Loan Commitment at such time, and (b) the denominator of which is the sum of the

Total Revolving Credit Commitment and Total Term Loan Commitment at such time (the foregoing fraction shall be calculated without regard to whether such Bank or any other Bank has any Commitment to make Revolving Credit Loans or Term Loans at such time).

“Refinanced Equipment Collateral” means any Equipment that secures Permitted Debt that is refinanced with the proceeds of any Loans.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

“Regulatory Change” means any change after the Closing Date in federal, state, local or foreign laws or regulations (including, without limitation, Regulation D), or the adoption or making after such date of any interpretations, directives or requirements applying to a class of banks including any Bank under any federal, state, local or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reimbursement Agreement” means any application and/or reimbursement agreement pursuant to which a Letter of Credit has been issued, as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time.

“Reimbursement Obligations” means, at any date, the obligations of the Borrowers then outstanding, or which may thereafter arise in respect to all Letters of Credit then outstanding, to reimburse amounts paid by the Issuing Bank in respect of any drawings under a Letter of Credit.

“Required Banks” means, as of any date of determination, Banks having more than 51% of the Total Commitments, or if the commitment of each Bank to make Loans and the obligation of the Issuing Bank to incur LC Exposure have been terminated pursuant to Section 7.2, Banks in the aggregate owning more than 51% of the total outstanding Obligations (with the aggregate amount of each Bank’s risk participation in Swingline Loans and LC Exposure being deemed “held” by such Bank for purposes of this definition); provided that the Commitments of, and the portion of Obligations held or deemed held by, a Bank in default on its obligations under this Agreement or the other Credit Documents shall be excluded for purposes of making a determination of Required Banks.

“Revolving Credit Commitment” means, with respect to any Bank, the amount set forth opposite such Bank’s name under the column “Revolving Credit Commitment” on Exhibit A hereto.

“Revolving Credit Loans” has the meaning provided in Section 2.1(a) of this Agreement.

“Revolving Credit Notes” has the meaning provided in Section 2.1(b) of this Agreement.

“Revolving Credit Termination Date” means the third anniversary of the Closing Date; provided, however, that, if such day is not a Business Day, the Revolving Credit Termination Date shall be the immediately preceding Business Day.

“Security Agreements” means the Borrower Security Agreement and all Guarantor Security Agreements.

“Senior Funded Debt” means, on the date of determination, all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term liabilities, less any such indebtedness that is subordinated in writing to the payment of the Obligations on terms satisfactory to the Agent.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person and/or one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) to elect a majority of the directors (or Persons performing similar functions) of such entity; and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person and/or one or more of its Subsidiaries.  Unless the context clearly requires otherwise, any reference to a “Subsidiary” is a reference to a Subsidiary of a Borrower.

“Swap Obligations” means any obligations of a Borrower or a Guarantor due a Bank or its affiliate under or relating to any interest rate or currency swaps or similar hedging contracts entered into from time to time between any one or more Borrowers or Guarantors, on the one hand, and such Bank, on the other hand.

“Swingline Lender” has the meaning provided in the introductory paragraph of this Agreement.

“Swingline Loans” has the meaning provided in Section 2.2(a) of this Agreement.

“Swingline Loan Commitment” means, as to the Swingline Lender, its obligation to make Swingline Loans pursuant to Section 2.2 of this Agreement, in an aggregate principal amount outstanding at any time not to exceed the amount set forth opposite such Bank’s name on Exhibit A hereto under the column entitled “Swingline Loan Commitment.”

“Swingline Note” has the meaning provided in Section 2.2(b) of this Agreement.

“Swingline Termination Date” means the Revolving Credit Termination Date.

“Tangible Net Worth” means, at any time, (1) the excess of a Person’s assets over its liabilities at such time, each as determined in accordance with GAAP, minus (2) the sum of, without duplication, (a) goodwill, including any amounts, however designated on any balance sheet of a Person representing the excess of the purchase price paid for assets or stock or other equity interests over the value assigned thereto on the books of such Person, (b) patents, copyrights, trademarks, trade names, non-compete agreements, franchises and other similar intangibles, (c) deferred assets, other than prepaid insurance and prepaid taxes, (d) unamortized debt discount and expense, and (e) notes, receivables and other amounts due from Affiliates or employees.

“Term Loan Commitment” means, with respect to any Bank, the amount set forth opposite such Bank’s name under the column “Term Loan Commitment” on Exhibit A hereto.

“Term Loan Maturity Date” means the fifth anniversary of the Closing Date; provided, however, that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Term Loans” has the meaning provided in Section 2.4(a) of this Agreement.

“Term Notes” has the meaning provided in Section 2.4(b) of this Agreement.

“Total Commitment” means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

“Total Letter of Credit Commitment” means $8,000,000.

“Total Revolving Credit Commitment” means $40,000,000.

“Total Term Loan Commitment” means $25,000,000.

“Type” has the meaning provided in Section 2.1(c) of this Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of Missouri from time to time.

“Value” means, with respect to Eligible Inventory, the lower of cost or market value determined on a first-in, first-out basis.

1.2           Accounting Terms; Other.

(a)           General.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Unless the context clearly requires otherwise, all references to “dollars” or “$” are to United States dollars.  This Agreement and the other Credit Documents shall be construed without regard to any presumption or rule requiring construction against the party causing any such document or any portion thereof to be drafted.  The Section and other headings in this Agreement and any index at the beginning of this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement.  Similarly, any page footers or headers or similar word processing, document or page identification numbers in this Agreement or any index or exhibit are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement, nor shall there be any requirement that any such footers or other numbers be consistent from page to page.  Unless the context clearly requires otherwise, any reference to a Section of this Agreement refers to all Sections and Subsections thereunder.  Any pronoun used herein shall be deemed to cover all genders.  Defined terms used in this Agreement may be set forth in Section 1.1 or other Sections of this Agreement, and all such definitions defined in the singular shall have a corresponding meaning when used in the plural and vice versa.

(b)           Changes in GAAP.  If any change in GAAP at any time would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either any Borrower or the Agent shall so request, the Banks and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, however, that, until so amended, (1) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (2) the Borrowers shall provide to the Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 2
Credit Facilities

2.1           Revolving Credit Loans.

(a)           General.  Each Bank (severally, but not jointly) agrees, subject to the terms and conditions of this Agreement, to make revolving credit loans (collectively, the “Revolving Credit Loans”) to the Borrowers from time to time from the Closing Date to the Business Day immediately preceding the Revolving Credit Termination Date up to a maximum principal amount at any time outstanding equal to such Bank’s Revolving Credit Commitment at such time; provided, however, that no Bank shall be obligated to make a Revolving Credit Loan if: (1) the LC Exposure at such time, plus the aggregate amount of all Revolving Credit Loans, Swingline Loans and Term Loans outstanding at such time exceeds, or would exceed if the requested Revolving Credit Loan were to be made, the lesser of (A) Borrowing Base at such time; or (B) the Total Commitment at such time, (2) the LC Exposure at such time, plus the aggregate amount of all Revolving Credit Loans and Swingline Loans outstanding at such time exceeds, or would exceed if the requested Revolving Credit Loan is made, the Total Revolving Credit Commitment, or (3) any Default or Event of Default exists or would result from the making of such Revolving Credit Loan.  Subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and re-borrow under the Revolving Credit Loans.

(b)           Revolving Credit Note.  The Revolving Credit Loans shall be evidenced by, and shall be payable in accordance with the terms and conditions of, promissory notes, one payable to each Bank having a Revolving Credit Commitment, substantially in the form of Exhibit B hereto (collectively, as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Revolving Credit Notes”).

(c)           Types of Loan.  Subject to the terms and conditions of this Agreement, the Borrowers may elect to have Revolving Credit Loans disbursed as, continued as, or converted into, as the case may be, Base Rate Loans or Libor Loans (each such type of Loan being referred to herein as a “Type” of Loan).  If the Borrowers fail to specify, in accordance with the terms of this Agreement, the Type of Loan that a Revolving Credit Loan is to be disbursed as or converted into, then, unless the Agent elects otherwise (which election of a Loan Type shall be binding on the Borrowers), such Revolving Credit Loan shall be disbursed as or converted into, as the case may be, a Base Rate Loan.

(d)           Accordion Feature.

(1)           At any time prior to one Business Day before the Revolving Credit Termination Date, the Borrowers may effectuate a one-time increase in the Total Revolving Credit Commitments (a “Revolving Credit Commitment Increase”), by designating either one or more of the existing Banks (each of which, in its sole discretion, may determine whether and to what degree to participate in such Revolving Credit Commitment Increase) or one or more other banks or other financial institutions (reasonably acceptable to the Agent and the Issuing Bank) that at the time agree in the case of any such bank or financial institution that is an existing Bank to increase its Revolving Credit Commitment as such Bank shall so select (an “Increasing Revolving Credit Bank”) and, in the case of any other such bank or financial institution (an “Additional Revolving Credit Bank”), to become a party to this Agreement; provided, however, that (A) the aggregate amount of the Revolving Credit Commitment Increase may not exceed $20,000,000, and (B) all Revolving Credit Commitments and Revolving Credit Loans provided pursuant to a Revolving Credit Commitment Increase shall be available on the same terms as those applicable to the existing Revolving Credit Commitments and Revolving Credit Loans.  The Borrowers shall provide prompt notice of any proposed Revolving Credit Commitment Increase to the Agent and the Banks.  Nothing in this Section 2.1(d) shall be construed to create any obligation on the Agent or any Bank to advance or to commit to advance any credit to the Borrowers or to arrange for any other Person to advance or to commit to advance any credit to the Borrowers.

(2)           A Revolving Credit Commitment Increase shall become effective upon (A) the receipt by the Agent of (1) an agreement in form and substance reasonably satisfactory to the Agent signed by the Borrowers, each Increasing Revolving Credit

Bank and each Additional Revolving Credit Bank, setting forth the Revolving Credit Commitments, if any, of each such Bank and setting forth the agreement of each Additional Revolving Credit Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Bank, and (2) such evidence of appropriate authorization on the part of the Borrowers with respect to such Revolving Credit Commitment Increase as the Agent may reasonably request, (B) the funding by each Increasing Revolving Credit Bank and Additional Revolving Credit Bank of the Revolving Credit Loans to be made by each such Bank to effect the prepayment requirement set forth in Section 2.1(d)(4), and (C) receipt by the Agent of a certificate of an officer of the Borrowers stating that, both before and after giving effect to such Revolving Credit Commitment Increase, no Default or Event of Default has occurred and is continuing or would result from the Revolving Credit Commitment Increase, and that all representations and warranties made by the Borrowers in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date which remains true and correct as of such earlier date.

(3)           Notwithstanding any provision contained herein to the contrary, from and after the date of any Revolving Credit Commitment Increase, all calculations and payments of interest on the Revolving Credit Loans shall take into account the actual Revolving Credit Commitment of each Bank and the principal amount outstanding of each Revolving Credit Loan made by such Bank during the relevant period of time.

(4)           If a Revolving Credit Commitment Increase is effected as permitted under this Section 2.1(d), the Borrowers shall prepay any Revolving Credit Loans outstanding on such increase date to the extent necessary to keep the outstanding Revolving Credit Loans ratable to reflect the revised percentages arising from such Revolving Credit Commitment Increase.  Any prepayment made by the Borrowers in accordance with this clause (4) may be made with the proceeds of Revolving Credit Loans made by any or all the Banks in connection with the Revolving Credit Commitment Increase occurring simultaneously with the prepayment.

2.2           Swingline Loans.

(a)           General.  The Swingline Lender agrees, subject to the terms and conditions of this Agreement, to make swing line loans (collectively, the “Swingline Loans”) to the Borrowers from time to time from the Closing Date to the Business Day immediately preceding the Swingline Termination Date up to a maximum principal amount at any time outstanding equal to the Swingline Loan Commitment; provided, however, that the Swingline Lender shall not be obligated to make a Swingline Loan if: (1) the LC Exposure at such time, plus the aggregate amount of all Revolving Credit Loans, Swingline Loans and Term Loans outstanding at such time, exceeds, or would exceed if the requested Swingline Loan were to be made, the lesser of (A) the Borrowing Base at such time, or (B) the Total Commitment at such time; (2) the LC Exposure, plus the aggregate amount of all Revolving Credit Loans and Swingline Loans outstanding at such time exceeds, or would exceed if the requested Swingline Loan were made, the Total Revolving Credit Commitment, (3) the outstanding Swingline Loans at such time exceeds, or would exceed if the requested Swingline Loan were made, the Swingline Loan Commitment, or (4) any Default or Event of Default exists or would result from the making of such Swingline Loan.  Subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and re-borrow under the Swingline Loans.

(b)           Swingline Note.  The Swingline Loan shall be evidenced by, and shall be payable in accordance with the terms and conditions of, a promissory note, payable to the Swingline Lender,

substantially in the form of Exhibit C hereto (as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Swingline Note”).

(c)           Type of Loan.  Swingline Loans may be outstanding only as Base Rate Loans.

(d)           Banks’ Duty to Reimburse.  If the Borrowers fail to repay any Swingline Loans in accordance with the terms of this Agreement, then the Banks shall reimburse the Swingline Lender on demand for the unpaid amount of such Swingline Loans.  Such reimbursements shall be made by the Banks in accordance with their respective Pro-Rata Shares and shall thereafter be reflected as Revolving Credit Loans of the Banks on the books and records of the Agent.  Each Bank shall fund its respective Pro-Rata Share of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender.  No Bank’s obligation to fund its Pro-Rata Share of a Swingline Loan shall be affected by any other Bank’s failure to fund its Pro-Rata Share of a Swingline Loan.  Similarly, the Borrowers’ obligation to repay Swingline Loans shall not be affected by any Bank’s failure to reimburse the Swingline Lender pursuant to this Section 2.2.

(e)           Rescinded Payment.  If any portion of any principal payment made by a Borrower to the Swingline Lender on account of any Swingline Loan shall be recovered by or on behalf of a Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all of the Banks in accordance with their respective Pro-Rata Shares.

(f)            Banks’ Obligations.  Each Bank acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the existence of a Default or an Event of Default.  Further, each Bank agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Section 7.1(f) shall have occurred, each Bank will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Pro-Rata Share of the aggregate amount of such Swingline Loan.  Each Bank will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Bank a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Swingline Lender has received from any Bank such Bank’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded).

(g)           Subfacility of Revolving Credit Facility.  The parties acknowledge that the Swingline Loan facility referred to in this Section 2.2 is a subfacility of the Revolving Credit Loan facility referred to in Section 2.1 above and, accordingly, its use by the Borrowers shall act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available to the Borrowers under such Revolving Credit Loan facility.

2.3           Letters of Credit.

(a)           General.  The Issuing Bank agrees, subject to the terms and conditions of this Agreement, to issue one or more letters of credit (each, a “Letter of Credit”) for the account of a Borrower from the Closing Date to one Business Day before the Revolving Credit Termination Date; provided, however, that the Issuing Bank shall not be obligated to issue any Letter of Credit if: (1) the Borrowers’ LC Exposure then outstanding exceeds, or would exceed with the issuance of such Letter of Credit, the

Total Letter of Credit Commitment; (2) the LC Exposure at such time, plus the aggregate amount of all Revolving Credit Loans, Swingline Loans and Term Loans outstanding at such time exceeds, or would exceed with the issuance of such Letter of Credit, the lesser of (A) the Total Commitment at such time, or (B) the Borrowing Base at such time; (3) the LC Exposure at such time, plus the aggregate amount of Revolving Credit Loans and Swingline Loans outstanding at such time exceeds, or would exceed if the requested Letter of Credit is issued, the Total Revolving  Credit Commitment; (4) there exists, or would exist with the issuance of such Letter of Credit, any Default or Event of Default; (5) the expiry date of such Letter of Credit occurs, or under any circumstances may occur, on or after one Business Day before the Revolving Credit Termination Date; (6) the Borrowers fail to execute and deliver such Reimbursement Agreements and other documents as the Issuing Bank may request in connection with the issuance of such Letter of Credit; or (7) the form or contents of such Letter of Credit are not reasonably acceptable to the Issuing Bank.

(b)           Fee.  The Borrowers jointly and severally agree to pay to the Agent, to be allocated among the Banks in accordance with their respective Pro-Rata Shares, a fee in respect of each Letter of Credit issued computed at an annual rate equal to the Applicable Margin for Libor Loans as in effect at the end of the applicable quarter, payable quarterly, in arrears, on the average daily LC Exposure for such quarter.  In addition, the Borrowers shall pay or reimburse the Issuing Bank, for its own account and not for the benefit of the Banks, for such normal and customary costs and expenses as are incurred by the Issuing Bank in issuing, effecting payment under or otherwise administering any Letter of Credit.

(c)           Subfacility of Revolving Credit Facility.   The parties acknowledge that the Letter of Credit facility referred to in this Section 2.3 is a subfacility of the Revolving Credit Loan facility referred to in Section 2.1 above and, accordingly, its use by the Borrowers shall act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available to the Borrowers under such Revolving Credit Loan facility.

(d)           Issuing Bank’s Rights.  The Borrowers shall execute such letter of credit application forms and/or letter of credit reimbursement agreements as the Issuing Bank may request from time to time and, in any event, the Borrowers shall be absolutely, unconditionally liable to reimburse the Issuing Bank on demand for any liability the Issuing Bank may incur in connection with the issuance of any Letters of Credit, including, without limitation, any draws or other payments made thereunder, and the Borrowers assume all risks in connection therewith, except to the extent the Issuing Bank’s honor of a draw request under a Letter of Credit constitutes gross negligence or willful misconduct..

(e)           Notice of Issuance.  If the Issuing Bank issues a Letter of Credit under this Section 2.3, the Issuing Bank shall give notice thereof to the Agent, who shall in turn give to each Bank prompt written or telecopy advice of the issuance of such Letter of Credit.

(f)            Risk Participations.  By the issuance of a Letter of Credit, and without any further action on the part of the Issuing Bank or the Banks in respect thereof, the Issuing Bank shall be deemed to have granted to each Bank, and each Bank shall be deemed to have acquired from the Issuing Bank, a participation, to the extent of its Pro-Rata Share, in such Letter of Credit.  In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Issuing Bank, in accordance with Section 2.3(g) below, such Bank’s Pro-Rata Share of all Reimbursement Obligations; provided, however, that a Bank shall not be obligated to make any such payment with respect to any disbursement made under any Letter of Credit as a result of the gross negligence or willful misconduct of the Issuing Bank.  Each Bank acknowledges and agrees that its acquisition of participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of any Default or

Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding, or reduction whatsoever.

(g)           Payments on Risk Participations.  Promptly after it shall have ascertained that any draft and any accompanying documents presented under a Letter of Credit appear to be in conformity with the terms and conditions of such Letter of Credit, the Issuing Bank shall give written or telecopy notice to the Borrowers, the Agent, and the Banks of the receipt and amount of such draft and the date on which payment thereon will be made.  If the Issuing Bank shall not have received from the Borrowers the payment required pursuant to Section 2.3(h) below by 10:00 a.m., Kansas City time, one Business Day after the date on which payment of a draft present under any Letter of Credit has been made, the Issuing Bank shall promptly so notify the Agent and each Bank, specifying in the notice to each Bank its Pro-Rata Share of such disbursement.  Each Bank shall pay to the Agent, not later than 2:00 p.m., Kansas City time, on such date, such Bank’s Pro-Rata Share of such disbursement, which the Agent shall promptly pay to the Issuing Bank.  The Issuing Bank shall promptly remit to each Bank its Pro-Rata Share of any amount subsequently received by the Issuing Bank in respect of any such disbursement.

(h)           Reimbursement for Draws.  If the Issuing Bank shall pay any draft presented under a Letter of Credit under circumstances entitling it to reimbursement under the applicable Reimbursement Agreement, the Borrowers shall promptly pay to the Issuing Bank the amount of any such draft, and shall make all other payments required by, and comply with all other terms and conditions of, the applicable Reimbursement Agreement.  With respect to any such payment which becomes due under the terms of this Section 2.3(h), the Borrowers authorize the Agent, at its option, to cause such payment to be made when due by charging such payment as an advance under the Revolving Credit Loans.

(i)            Assignee Deposit Agreement.  Upon the occurrence of any Event of Default, or the occurrence of a Default described in Section 7.1(f), an amount equal to the amount of the LC Exposure shall without demand upon or notice to the Borrowers, or any other Person, be deemed (as between the Issuing Bank and the Borrowers) to have been paid by the Issuing Bank under the then outstanding Letters of Credit (notwithstanding that such amount may not in fact have been so paid), and the Borrowers shall be immediately obligated to reimburse the Issuing Bank for the amount deemed to have been so paid.  If the Borrowers fail to make such deposit, the Agent may fund such deposit by making Revolving Credit Loans with the proceeds thereof disbursed to the Agent, which Revolving Credit Loans shall, in any case, be an Obligation of the Borrowers to the Banks.  The foregoing rights and remedies shall be in addition to any other rights and remedies which the Agent or any Bank may have upon the occurrence of an Event of Default.  Any amounts so received by the Issuing Bank pursuant to the provisions of the foregoing sentence shall be deposited to a restricted deposit account (the “Assignee Deposit Account”) maintained by the Agent as collateral security for the repayment of the Obligations.  The Borrowers shall not have any right to withdraw funds deposited in the Assignee Deposit Account, which right shall be vested solely in the Agent, on behalf of the Banks.  The funds deposited in the Assignee Deposit Account pursuant to this Section 2.3(i) shall be applied by the Agent first to fund related unsatisfied Letter of Credit reimbursement obligations and then to any other Obligations in accordance with Section 7.3(f).

2.4           Term Loans.

(a)           General.  Each Bank (severally, but not jointly) agrees, subject to the terms and conditions of this Agreement, to make loans (each, a “Term Loan” and collectively, the “Term Loans”) to the Borrowers from time to time from the Closing Date to the Business Day immediately preceding the first anniversary of the Closing Date up to a maximum aggregate principal amount equal to such Bank’s Term Loan Commitment at such time; provided, however, that no Bank shall be obligated to make a Term

Loan if:  (1) the LC Exposure at such time, plus the aggregate amount of all Revolving Credit Loans, Swingline Loans and Term Loans outstanding at such time exceeds, or would exceed if the requested Term Loan were to be made, the lesser of (A) the Borrowing Base at such time, or (B) the Total Commitment at such time; (2) the aggregate amount of Term Loans previously made to Borrowers exceeds, or would exceed if the requested Term Loans were made, the Total Term Loan Commitment; or (3) any Default or Event of Default exists or would result from the making of such Term Loans.  Borrowers may not borrow, repay and re-borrow under the Term Loans.

(b)           Term Notes.  The Term Loans shall be evidenced by, and shall be payable in accordance with the terms and conditions of, promissory notes, one payable to each Bank having a Term Loan Commitment, substantially in the form of Exhibit D hereto (collectively, as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Term Notes”).

(c)           Types of Loan.  Subject to the terms and conditions of this Agreement, the Borrowers may elect to have Term Loans disbursed as, continued as, or converted into, as the case may be, Base Rate Loans or Libor Loans.  If the Borrowers fail to specify, in accordance with the terms of this Agreement, the Type of Loan that a Term Loan is to be disbursed as or converted into, then, unless the Agent elects otherwise (which election of a Loan Type shall be binding on the Borrowers), such Term Loan shall be disbursed as or converted into, as the case may be, a Base Rate Loan.

(d)           Accordion Provision.

(1)           At any time after the first anniversary of the Closing Date but prior to one Business Day before the Term Loan Maturity Date, the Borrowers may effectuate a one-time increase in the Total Term Loan Commitments (a “Term Loan Commitment Increase”), by designating either one or more of the existing Banks (each of which, in its sole discretion, may determine whether and to what degree to participate in such Term Loan Commitment Increase) or one or more other banks or other financial institutions (reasonably acceptable to the Agent) that at the time agree, in the case of any such bank or financial institution that is an existing Bank to increase its Term Loan Commitment as such Bank shall so select (an “Increasing Term Loan Bank”) and, in the case of any other such bank or financial institution (an “Additional Term Loan Bank”), to become a party to this Agreement; provided, however, that (A) the aggregate amount of the Term Loan Commitment Increases may not exceed $10,000,000, and (B) all Term Loan Commitments and Term Loans provided pursuant to a Term Loan Commitment Increase shall be available on the same terms as those applicable to the existing Term Loan Commitments and Term Loans.  The Borrowers shall provide prompt notice of any proposed Term Loan Commitment Increase to the Agent and the Banks.  Nothing in this Section 2.4(d) shall be construed to create any obligation on the Agent or any Bank to advance or commit to advance any credit to the Borrowers or to arrange for any other Person to advance or commit to advance any credit to the Borrowers.

(2)           A Term Loan Commitment Increase shall become effective upon (A) the receipt by the Agent of (1) an agreement in form reasonably satisfactory to the Agent signed by the Borrowers, each Increasing Term Loan Bank and each Additional Term Loan Bank, setting forth the Term Loan Commitments, if any, of each such Bank and setting forth the agreement of each Additional Term Loan Bank to become a party to this Agreement and to be bound by all of the terms and provisions hereof binding upon each Bank, and (2) such evidence of appropriate authorization on the part of the Borrowers with respect to such Term Loan Commitment Increase as the Agent may reasonably request, (B) the funding by each Increasing Term Loan Bank and Additional Term Loan

Bank of the additional Term Loans to be made by each such Bank to effect the prepayment requirement set forth in Section 2.4(d)(4), and (C) receipt by the Agent of a certificate of an officer of the Borrowers stating that, both before and after giving effect to such Term Loan Commitment Increase, no Default or Event of Default has occurred and is continuing or would result from the Term Loan Commitment Increase, and that all representations and warranties made by the Borrowers in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date which remains true and correct as of such earlier date.

(3)           Notwithstanding any provision contained herein to the contrary, from and after the date of any Term Loan Commitment Increase, all calculations and payments of principal and interest on the Term Loans shall take into account the actual Term Loan Commitment of each Bank and the principal amount outstanding of each Term Loan made by such Bank during the relevant time period.

(4)           If a Term Loan Commitment Increase is effected as permitted under this Section 2.4(d), the Borrowers shall prepay any Term Loans outstanding on such increase date to the extent necessary to keep the outstanding Term Loans ratable to reflect the revised percentage allocations of the Total Term Loan Commitments arising from the Term Loan Commitment Increase.  Any prepayments made by the Borrowers in accordance with this clause (4) may be made with the proceeds of Term Loans made by any or all of the Banks in connection with the Term Loan Commitment Increase occurring simultaneously with the prepayments.

Section 3
Finance Charges, Repayment And Other Terms

3.1           Interest Rate.

(a)           Applicable Rate.  Interest shall accrue on the outstanding principal balance at the end of day of each Loan at the Applicable Rate in effect for such Loan on such day.

(b)           Default Rate.  Upon or after the occurrence and during the continuation of any Event of Default, the principal amount of each Loan shall bear interest at a rate per annum equal to three percent (3.0%) above the interest rate that would otherwise apply under Section 3.1(a) above (the “Default Rate”).

(c)           Computation of Interest.  In all cases, interest on the outstanding principal balance of all Loans and all other Obligations with respect to which interest accrues pursuant to the terms of this Agreement (including, without limitation, the face amount of all outstanding Letters of Credit) shall be calculated on a daily basis, computed on the basis of a 360-day year for the actual number of days elapsed (or, if the Agent so elects, on the basis of twelve 30-day months for the actual number of days elapsed).

(d)           Usury.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or any other Credit Documents exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable thereto.  If such a court determines that the Agent or any Bank has charged or received interest hereunder or under the other Credit Documents in excess of the highest applicable rate, the Agent or such Bank shall apply such excess to any other Obligations then due and payable, whether principal, interest, fees or otherwise, and shall refund the remainder of such excess interest, if any, to the Borrowers, and such rate shall automatically be reduced to the maximum rate permitted by such law.

3.2           Payments of Principal, Interest and Costs.  Except as otherwise provided in this Agreement, the Borrowers jointly and severally agree to pay the Obligations as follows:

(a)           Principal.

(1)           Revolving Credit Loans.  The outstanding principal balance of Revolving Credit Loans shall be paid on the Revolving Credit Termination Date.

(2)           Swingline Loans.  The outstanding principal balance of each Swingline Loan shall be paid on the earlier to occur of (A) five Business Days after the disbursement thereof, or (B) the Swingline Termination Date.

(3)           Term Loans.  Commencing on June 30, 2009, and on the last day of each fiscal quarter of the Borrowers thereafter, the outstanding principal balance of the Term Loans shall be payable in equal quarterly installments equal to 1/28th of the aggregate principal balance of Term Loans outstanding on the first anniversary of the Closing Date (or, in the case of Term Loans made pursuant to Section 2.4(d) of this Agreement, 1/28ths of aggregate principal balance of such Term Loans as of the date of their disbursement); provided, however, that the payment due on the Term Loan Maturity Date shall equal the remaining unpaid principal balance of the Term Loans (including, Term Loans made pursuant to Section 2.4(d) of this Agreement) together with accrued but unpaid interest thereon.

(b)           Interest.

(1)           Base Rate Loans.  Accrued interest on the outstanding principal balance of each Base Rate Loan shall be paid on the first day of each month commencing in the first full month after the Base Rate Loan was made and continuing thereafter on the same day of each month until such principal balance has been paid in full.

(2)           Libor Rate Loans.  Accrued interest on the outstanding principal balance of each Libor Loan is payable on the last day of the applicable Interest Period therefore, except that in the case of a Libor Loan that has a six-month Interest Period, accrued interest shall be paid at the end of each three-month portion thereof.

(c)           Other Obligations.  Costs, fees and expenses and any other Obligations payable pursuant to this Agreement or the other Credit Documents shall be payable as and when provided in this Agreement or the other Credit Documents, as the case may be, or, if no specific provision for payment is made, on demand.

(d)           Authorization to Debit Account.  The Borrowers hereby authorize the Agent to debit account number 292-759-8 with Commerce for each principal and interest payment owing under Sections 3.2(a) and 3.2(b) above and each Non-Use Fee payment owing under Section 3.13 below, in each case as and when the same become due and without further authorization on any Borrower’s part.

(e)           Fee Letter.  The Borrowers jointly and severally agree to pay to Commerce Bank, N.A., for its own account and not as Agent for the other Banks, the fees set forth in the Fee Letter in accordance with the terms thereof, which fees, notwithstanding anything in this Agreement to the contrary, shall be for the sole and exclusive benefit of Commerce Bank, N.A., and no other Person.

3.3           Voluntary Prepayments.  The Borrowers have the right, without penalty or premium, to prepay the Loans, in whole or in part, at any time and from time to time after the Closing Date on the following terms and conditions: (a) the Borrowers shall give the Agent at least one Business Day’s prior written notice of their intent to prepay any Base Rate Loan and three Business Days’ notice of their intent to prepay any Libor Loan; (b) such notice shall specify the Loan (and its Type) to be prepaid and the amount of such prepayment and, in the case of Libor Loans, the specific Loans to which such prepayment is to apply; (c) if the Borrowers prepay all or any part of a Libor Loan on any day other than the last day of the then-current Interest Period, the Borrowers shall pay the Agent (to be allocated among the Banks in accordance with their respective Pro-Rata Shares) the amounts due under such circumstances in accordance with Section 3.12(f) of this Agreement; and (d) each prepayment shall be in amount of not less than $250,000 (or, if less, the outstanding principal balance of the Loan being prepaid).  All notices given under this Subsection by the Borrowers are irrevocable and shall be given not later than 11:00 a.m., Kansas City time, on the day which is the required number of Business Days specified above for such notice.  The Agent shall promptly forward a copy of each such notice to each Bank.

3.4           Mandatory Prepayments.

(a)           General.  If a Borrower sells any Refinanced Equipment Collateral, or if any such Collateral is taken by condemnation or other governmental taking, the Borrowers shall pay to the Agent (to be allocated among the Banks in accordance with their respective Pro-Rata Shares), as a mandatory prepayment of the Loans, a sum equal to the proceeds received by any Borrower from such sale or condemnation; provided, however, that the foregoing prepayment requirement shall not apply to, so long as no Event of Default is in effect, any proceeds of any condemnation or other governmental taking which do not exceed $250,000 in the aggregate during any calendar year.

(b)           Property and Casualty Insurance.  If a Borrower or Guarantor Subsidiary receives the proceeds of any property or casualty insurance with respect to any Collateral consisting of Inventory, the Borrowers shall pay such proceeds to the Agent (to be allocated among the Banks in accordance with their respective Pro-Rata Shares), as a mandatory prepayment of the Loans; provided, however, that no such prepayment shall be required unless a prepayment is required at such time under Section 3.4(c) below.  If a Borrower receive the proceeds of any property or casualty insurance with respect to any Collateral consisting of Refinanced Equipment Collateral, the Borrowers shall pay such proceeds to the Agent (to be allocated among the Banks in accordance with their respective Pro-Rata Shares), as a mandatory prepayment of the Loans; provided, however, that no such prepayment shall be required, so long as no Event of Default is in effect, to any such insurance proceeds which do not exceed $250,000 in the aggregate during any calendar year.

(c)           Borrowing Base; Limitations.  If, at any time, the LC Exposure plus the outstanding principal balance of all Revolving Credit Loans, Swingline Loans and Term Loans exceeds the lesser of: (1) the Borrowing Base at such time, or (2) the Total Commitment, the Borrowers shall pay to the Agent an amount sufficient to reduce the aggregate unpaid principal amount of Revolving Credit Loans or Swingline Loans by an amount equal to such excess; and, if any excess remains after the payment of such Revolving Credit Loans and Swingline Loans, the Borrowers shall pay to the Agent the amount of such remaining excess as a mandatory prepayment of the Term Loans.  Similarly:  (i) if the outstanding principal balance of Revolving Credit Loans and Swingline Loans outstanding at any time exceeds the Revolving Credit Commitment at such time, the Borrowers shall pay to the Agent an amount sufficient to reduce the aggregate unpaid principal amount of Revolving Credit Loans or Swingline Loans by an amount equal to such excess, (ii) if the outstanding principal balance of Swingline Loans outstanding at any time exceeds the Swingline Loan Commitment at such time, the Borrowers shall pay to the Agent an amount sufficient to reduce the aggregate unpaid principal amount of Swingline Loans by an amount equal to such excess, and (iii) if the outstanding principal balance of the Term Loans outstanding at any time exceeds the Term Loan Commitment at such time, the Borrowers shall pay to the Agent an amount sufficient to reduce the aggregate unpaid principal amount of Term Loans by an amount equal to such excess.

3.5           Method of Payment.  All payments due under this Agreement and the other Credit Documents shall be made in immediately available funds to the Agent at its office described in the introductory paragraph of this Agreement unless the Agent gives notice to the contrary.  Payments so received at or before 1:00 p.m. Kansas City time on any Business Day shall be deemed to have been received by the Agent on that Business Day.  Payments received after 1:00 p.m. Kansas City time on any Business Day shall be deemed to have been received on the next Business Day, and interest, if payable in respect of such payment, shall accrue thereon until such next Business Day.  The Agent shall remit to each Bank its Pro-Rata Share of all payments of principal and interest received by the Agent on the Business Day the Agent is deemed to have received such payment.

3.6           Use of Proceeds.

(a)           Revolving Credit Loans.  The Revolving Credit Loans and Swingline Loans shall be used solely for purposes of: (1) repaying in full all of MGP’s Debt under the Existing Commerce Facility; (2) funding the purchase by MGP of its common stock as permitted under this Agreement; (3) the Borrowers’ general working capital needs; (4) capital expenditures as permitted under this Agreement; (5) funding Permitted Acquisitions; (6) investing up to $15,000,000 in a joint venture relating to a coal-fired steam generation facility in Pekin, Illinois; (7) investments in Guarantor Subsidiaries; and (8) paying costs and expenses incurred in connection with the closing of the transactions contemplated by this Agreement.

(b)           Term Loans.  The Term Loans shall be used solely for purposes of: (1) funding the purchase by MGP of its common stock as permitted under this Agreement; (2) funding Permitted Acquisitions; (3) investing up to $15,000,000 in a joint venture relating to a coal-fired steam generation facility in Pekin, Illinois; (4) investments in Guarantor Subsidiaries; and (5) repaying in full any Debt described in subparts (4) or (7) of the definition of Permitted Debt (a “Permitted Debt Refinancing”).

(c)           No Margin Loans.  Notwithstanding anything herein to the contrary, the Borrowers shall not, directly or indirectly, use any part of the Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

3.7           Notice and Manner of Borrowing.  The Borrowers shall give the Agent notice of their intention to borrow under any Revolving Credit Loan, Swingline Loan or Term Loan at least one Business Day before each Base Rate Loan, and at least three Business Days before each Libor Loan, in each case specifying: (1) whether the request is for a Revolving Credit Loan, a Swingline Loan or a Term Loan; (2) the proposed funding date of such Loan; (3) the amount of such Loan (which, (i) in the case of a Base Rate Loan (other than a Swingline Loan), must be at least $500,000 and in whole multiples of $100,000, (ii) in the case of a Libor Loan, must be at least $1,000,000 and in whole multiples of $100,000, and (iii) in the case of a Swing Line Loan, must be at least $10,000 and in whole multiples of $10,000); (4) whether the principal amount of such Loan, together with the principal amount of all Revolving Credit Loans, Swingline Loans, LC Exposure and Term Loans then outstanding, exceeds the lesser of (a) the Borrowing Base at such time, or (b) the Total Commitment; (5) if the requested Loan is a Swingline Loan, whether the principal amount of such Swingline Loan, together with the principal amount of all Swingline Loans then outstanding, exceeds the Swingline Loan Commitment at such time; (6) the Type of such Loan (which, in the case of Swingline Loans, must be a Base Rate Loan); and (7) in the case of a Libor Loan, the duration of the Interest Period applicable thereto.  The Agent shall promptly forward a copy of each such notice to each Bank affected thereby.  Not later than 1:00 p.m., Kansas City time, on the date such Loan is to be funded, each affected Bank will make available to the Agent in immediately available funds such Bank’s Pro-Rata Share of such Loan.  After the Agent’s receipt of such funds, the Agent shall make such Loan available to the Borrowers.  All notices given under this Section by the Borrowers shall be irrevocable and shall be given not later than 11:00 a.m., Kansas City time, on the day which is not less than the number of Business Days specified above for such notice.  For purposes of this Section, the Borrowers agree that the Agent may rely and act upon any request for a Loan from any individual who the Agent, absent gross negligence or willful misconduct, believes to be a representative of the Borrowers.  The Agent shall promptly give notice to each Bank affected thereby of each request for a Revolving Credit Loan or Term Loan and, in any event: (a) with respect to each Revolving Credit Loan or Term Loan that is a Base Rate Loan, by no later than 11:00 a.m., Kansas City time, on the Business Day such Loan is to be made; and (b) with respect to each Revolving Credit Loan or Term Loan that is a Libor Loan, at least by 11:00 a.m., Kansas City time, on the second Business Day before the Business Day such Loan is to be made.  Notwithstanding anything in this Section to the contrary, if the Borrowers give notice of a requested borrowing of a Swingline Loan to the Swingline Lender by 11:00 a.m., Kansas City time, on any Business Day, then, subject to all other terms and conditions of this Agreement, the Swingline Lender shall disburse the requested Swingline Loan on the same Business Day.

3.8           Non-Receipt of Funds by Agent.  Unless the Agent shall have received notice from a Bank prior to the date on which such Bank is to provide funds to the Agent for a Loan to be made by such Bank that such Bank will not make available to the Agent such funds, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Loan in accordance with Section 3.7 of this Agreement and the Agent (in its sole discretion) may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If and to the extent such Bank shall not have so made such funds available to the Agent, such Bank agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Agent, at the customary rate set by the Agent for the correction of errors among banks.  If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan for purposes of this Agreement.  If such Bank (the “Defaulting Bank”) does not pay such corresponding amount forthwith (a “Funding Default”), then the Borrowers shall forthwith repay to the Agent an amount equal to the funds not advanced by the Defaulting Bank, together with interest thereon at the Applicable Rate from the date of such Loan until the Loan is repaid.  Once a Funding Default has occurred, then the Agent shall no longer have the discretion under this Section 3.8 to make funds available to the Borrowers on the assumption that the Banks will make the corresponding funds available to the Agent.  In no event shall the Agent be obligated to advance funds to the Borrowers (and in no event shall any other Bank have any liability to the Borrowers) if a Bank fails to advance its share of such funds to the Agent in accordance with the requirements of Section 3.7 of this Agreement.

3.9           Capital Adequacy.  If any Bank determines that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from such central bank or governmental authority, does or shall have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank, in its sole discretion, to be material, then from time to time, after submission by such Bank to the Borrowers of a written demand therefor (with a copy to the Agent), the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.  A certificate of the Bank claiming entitlement to payment as set forth in this Section shall be conclusive in the absence of manifest error.  Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to such Bank, and the method by which such amounts were determined.  In determining such amount, a Bank may use any reasonable averaging and attribution method.

3.10         Application of Payments and Collections.  The Borrowers irrevocably waive the right to direct the application of any and all payments and collections at any time or times after the Closing Date received by the Agent or any Bank from or on behalf of a Borrower, and the Borrowers agree that the Agent and each Bank have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times after the Closing Date by the Agent or such Bank against the Obligations, in such manner as the Agent or such Bank may deem advisable, notwithstanding any entry by the Agent or such Bank upon any of its books and records.  Notwithstanding the foregoing, but subject to any contrary provisions in Section 3.4(c) of this Agreement, so long as no Event of Default exists the Borrowers may direct the application of a payment as between  Revolving Credit Loans, Swingline Loans and the Term Loans, and as between any Base Rate Loans or Libor Loans comprising such Loans.  Unless the Agent elects otherwise, any such application by a Borrower must in writing and must be given by a Borrower to the Agent before or contemporaneously with such payment.

3.11         Periodic Statement.  The Agent may account to the Borrowers with a periodic statement of loan balances, charges and payments made or received pursuant to this Agreement, and any such statement rendered by the Agent shall be deemed final, binding and conclusive upon the Borrowers unless the Agent is notified by the Borrowers in writing to the contrary within 30 days after the date each such statement is made available to the Borrowers.  Any such notice by the Borrowers shall only be deemed an objection to those items specifically objected to in such notice.

3.12         Libor Loans.

(a)           Continuation and Conversion.  The Borrowers have the right, by giving notice to the Agent: (1) to continue an existing Libor Loan at the end of an Interest Period into a Libor Loan for the following Interest Period, and (2) to convert Loans of one Type into Loans of another Type; provided; however, that (a) in the case of a continuation of, or a conversion into, a Libor Loan, such notice is received by the Agent on or before 11:00 a.m., Kansas City time, not less than three Business Days before the first day of the relevant Interest Period, (b) Libor Loans may be converted only at the end of the Interest Period applicable thereto, and (c) Swingline Loans may be outstanding only as Base Rate Loans.

(b)           Minimum Amount; Maximum Number Outstanding.  Each Libor Loan (including, without limitation, any Loan of another Type which is converted into a Libor Loan) shall be in an amount equal to at least $1,000,000 or a whole multiple of $100,000 in excess thereof. If, due to principal repayment or otherwise, the outstanding principal balance of any Libor Loan is at any time less than $1,000,000, then such Loan may be converted by the Agent into a Base Rate Loan. No more than five Libor Loans may be outstanding at any time.

(c)           Market Disruption.  Notwithstanding anything herein to the contrary, if, prior to the determination of any Libor Rate for any Interest Period, the Agent determines (which determination shall be conclusive) that any condition exists which impairs the Agent’s ability to readily or reliably ascertain the Applicable Rate for Libor Loans (whether due to disruption in the relevant markets, suspension of quotations, or otherwise), then the Agent shall give the Borrowers prompt notice thereof, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional Libor Loans, to continue Libor Loans or to convert Loans into Libor Loans, and the Borrowers shall, on the last day of the then current Interest Period, either prepay such Libor Loans or convert such Libor Loans into Base Rate Loans.

(d)           Illegality; Regulatory Change. Notwithstanding anything herein to the contrary, if it becomes unlawful for any Bank to honor its obligation to make or maintain Libor Loans hereunder, then such Bank shall promptly notify the Agent, the other Bank and the Borrowers, and such Bank’s obligation to make or continue Libor Loans, or to convert Loans into Libor Loans, shall be suspended until such time as such Bank may again lawfully make and maintain Libor Loans, and such Bank’s outstanding Libor Loans shall be converted into Base Rate Loans in accordance with Subsection (e) below.  Furthermore, if, by reason of any Regulatory Change, any Bank becomes subject to restrictions on the amount of a category of deposits or liabilities which it may hold which includes deposits by reference to which the interest rate on Libor Loans is determined as provided in this Agreement or a category of assets of such Bank which includes Libor Loans, then, if such Bank so elects by notice to the Agent, the other Bank and the Borrowers, the obligation of such Bank to make and to continue, and to convert Loans of any other Type into, Libor Loans shall be suspended until such Regulatory Change ceases to be in effect; and all Libor Loans then held by such Bank shall be converted into Base Rate Loans.

(e)           Affected Loans. If Libor Loans (such Loans being herein called “Affected Loans”) are to be converted pursuant to Subsections (c) or (d) above, the Affected Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for the Affected Loans (or on such earlier date as the Agent or an affected Bank may specify to the Borrowers) and, unless and until the Agent or the affected Bank gives notice as provided below that the circumstances specified in Subsections (c) or (d) above which gave rise to such conversion no longer exist: (1) to the extent that the Affected Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to the Affected Loans shall be applied instead to Base Rate Loans; and (2) all Loans which would otherwise be made or continued by the Bank as Libor Loans shall be made or continued instead as Base Rate Loans and all Loans which would otherwise be converted into Libor Loans shall be converted instead into (or shall remain as) Base Rate Loans.  The affected Bank agrees to give notice to the Borrowers and the Agent promptly after the circumstances specified in Subsections (c) or (d) above which give rise to the conversion or non-continuation of the Affected Loans pursuant to this Section no longer exist.

(f)            Breakage Costs; Funding Indemnification.  If any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or funds acquired by such Bank to fund or maintain any Libor Loan or the re-lending or re-reinvestment of such deposits or amounts paid or prepaid to such Bank) because any payment or prepayment is made in respect of any Libor Loan on a date other than the last day of the applicable Interest Period (whether due to voluntary prepayment, acceleration of the Loan, or otherwise) or because the Borrowers fail to borrow any Libor Loan on the date for borrowing specified in the relevant notice under Section 3.7, or to continue a Libor Loan or convert a Base Rate Loan into a Libor Loan on a date specified in the relevant notice under Section 3.12(a), then, upon demand of such Bank, the Borrowers shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense.  If any Bank makes such a claim for compensation, it shall provide to the Borrowers, with a copy to the Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be deemed prima facie correct.

3.13         Non-Use Fee.  The Borrowers jointly and severally agree to pay to the Agent, for the benefit of the Banks in accordance with their respective Pro-Rata Shares, on the first day of each calendar quarter for the immediately preceding calendar quarter, a fee (the “Non-Use Fee”) equal to the sum of, for each day during such preceding calendar quarter, the amount obtained by multiplying (a) the difference between the Total Revolving Credit Commitment as then in effect and the Daily Credit Balance for such day, times (b) the Applicable Margin for Non-Use Fee, times (c) the fraction, 1/360.

3.14         Closing Fee.  The Borrowers shall pay to the Agent, for the benefit of the Banks in accordance with their respective Pro-Rata Shares, a closing fee equal to 15 basis points (0.0015) times the sum of the Total Revolving Credit Comment and the Total Term Loan Commitment, which shall be deemed fully earned and nonrefundable at the closing of the transactions contemplated hereby and which shall be paid on the Closing Date.  Such fee shall compensate the Banks for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Agreement, including, but not limited to, administrative, general overhead and lost opportunity costs, but not including any out-of-pocket or other costs, fees or expenses for which the Borrowers have agreed to reimburse any of the Banks or any other Persons pursuant to any other provision of this Agreement or the other Credit Documents or any commitment letter, letter of intent or similar agreement.

3.15         Joint and Several Liability; Subordination of Reimbursement Rights.  All Loans and all other Obligations of any Borrower shall constitute one general obligation of all of the Borrowers.  Notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, the Borrowers shall be primarily and jointly and severally liable for all Obligations of any Borrower to any of the Agent, the Issuing Bank, the Swingline Lender or the Banks.  Notwithstanding the foregoing, if, and to the extent, a Borrower is deemed to be a guarantor of another Borrower hereunder, such Borrower’s joint liability for any Loans made or other credit extended to or for the benefit of such other Borrower shall be deemed to be a guaranty of payment and performance, and not of collection.  To the fullest extent permitted by law, each Borrower hereby waives promptness, diligence, notice of acceptance, and any other notices of any nature whatsoever with respect to any of the Obligations, and any requirement that the Agent, the Issuing Bank, the Swingline Lender or the Banks protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any other Borrower, any Guarantor, any other Person or any Collateral.  Each Borrower agrees that any rights of subrogation, indemnification, reimbursement or any similar rights it may have against any other Borrower with respect to its joint and several liability, whether such rights arise under an express or implied contract or by operation of law, shall be subject, junior and subordinate in all respect to all Obligations of such Borrower to the Agent, the Issuing Bank, the Swingline Lender and the Banks and that the enforcement of such rights shall be stayed until such time as the Borrowers shall have indefeasibly paid in full all Obligations of the Borrowers to the Agent, the Issuing Bank, the Swingline Lender and the Banks and none of the Banks or such other Persons shall be under any duty to extend credit to or for the benefit of any Borrower.  The liability of each Borrower under this Section shall be absolute and unconditional irrespective of (a) any change in the time, manner or place of payment of, or in any other term of, any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement, the Notes or any of the other Credit Documents, (b) any exchange, release or non-perfection of any Collateral or any release or amendment or waiver of or consent to departure from any other guaranty, or any release of any Person liable in whole or in part, for all or any of the Obligations, or (c) any other circumstance which might otherwise constitute a defense available to, or discharge of, a Borrower, a guarantor or a surety.

3.16         Appointment of Borrowing Agent.  Each Borrower (other than MGP) hereby appoints MGP as such Borrower’s agent and attorney-in-fact to take any action, execute any document or instrument, consent or agree to any amendment or other modification of the Credit Documents or waiver of or departure from any of the terms thereof, to perform any Obligation of the Borrowers hereunder, and to give or receive any notice by or to any Borrower hereunder.  Without limiting the generality of the foregoing, MGP may request Loans or incur any other Obligation for the account of the other Borrowers, and the Borrowers shall be fully, and jointly and severally, bound by the actions of MGP.  The Agent, the Issuing Bank, the Swingline Lender and the  Banks shall be entitled to rely absolutely and without duty of inquiry or investigation upon any agreement, request, communication or other notice given by MGP under the Credit Documents (including, without limitation, any request by MGP to make Loans to another Borrower) until two Business Days after the Agent shall have received written notice from the Borrowers of the revocation of this agency and power of attorney, which revocation, in accordance with Section 7.1, shall constitute an Event of Default.

3.17         Collateral and Guarantees to Secure Swap Obligations.  Notwithstanding anything to the contrary in this Agreement, the Security Agreements or any of the other Credit Documents, the parties agree that: (a) the Collateral shall secure the Swap Obligations on a pari passu basis with the other Obligations; and (b) in the event of any foreclosure or other realization on any Collateral, for purposes of determining the amount of Collateral proceeds allocable to the Banks, the amount of the Swap Obligations then due a Bank or its affiliate (a “Swap Bank”) shall be treated as if such Swap Obligations were unpaid principal of a Loan under this Agreement that was funded entirely by the Swap Bank.  Similarly, any Guaranty shall likewise act as a credit support for the Swap Obligations on a pari passu basis with the other Obligations.  Any amounts collected or otherwise recovered under any Guaranty shall be treated the same as Collateral proceeds are treated above for purposes of allocating the amount of such Guaranty collections that are applied to the Swap Obligations.

3.18         Replacement of Existing Commerce Facility.  This Credit Agreement amends, restates and replaces the Existing Commerce Facility; and any duty of Commerce Bank, N.A. or any other Person to extend credit to or for the benefit of any Borrower or any other Person under the Existing Commerce Facility is terminated.  All Liens which secure any Borrower’s or any other Person’s obligations under the Existing Commerce Facility or any loan, security or other documents entered into in connection therewith (collectively, the “Existing Liens”) shall carry forward and secure  the  Borrowers’ obligations under this Agreement and the other Credit Documents, including, without limitation, the Obligations; and none of the execution, delivery or performance of this Agreement or any other Credit Document shall impair the creation, attachment, perfection and priority of any Existing Liens; and any reference in any security agreement, financing statements or other documents relating to any Existing Liens to Commerce Bank, N.A. as secured party, mortgagee or the like shall be deemed to refer to the Agent hereunder.  Notwithstanding the foregoing, in no event shall the Existing Liens continue or otherwise act to encumber any property to the extent such property consists of Excluded Assets.

Section 4
Lending Conditions

4.1           Credit Documents.  Notwithstanding anything herein or in the other Credit Documents to the contrary, no Bank shall be obligated to make the initial Loan under this Agreement to the Borrowers until the Agent has received the following documents, duly executed and delivered by all parties thereto, and otherwise reasonably satisfactory in form and content to the Agent:

(a)                                  Credit Agreement.  This Agreement;

(b)                                 Notes.  The Notes;

(c)                                  Security Agreement.  The Security Agreements;

(d)                                 UCC Financing Statements.  Acknowledgment copies reflecting the filing of Financing Statement against each Borrower and any Guarantor;

(e)                                  Insurance.  Copies of the Borrowers’ and any Guarantors’ property damage insurance policies, together with loss payable endorsements on the Agent’s standard form of loss payee endorsement (or which are otherwise reasonably acceptable to the Agent) and which name the Agent as sole loss payee thereunder with respect to insurable property consisting of Collateral (for the benefit of the Banks), and copies of the Borrowers’ and Guarantors’ liability and/or professional liability insurance policies, together with endorsements naming the Agent (for the benefit of the Banks) as an additional named insured thereunder;

(f)                                    Loan Disbursement Instructions; Borrowing Base Certificate.  If requested by the Agent, written instructions from the Borrowers to the Agent directing the application of proceeds of the initial Loan made pursuant to this Agreement, and an initial Borrowing Base Certificate from the Borrowers reflecting that the Borrowing Base is sufficient to support the Loans and the LC Exposure on the date of such certificate;

(g)                                 Opinion of Borrowers’ and Guarantors’ Counsel. The favorable written opinion to the Agent and each Bank of Lathrop & Gage, L.C., counsel to the Borrowers and Guarantors, if any, regarding the Borrowers, the Guarantors, if any, the Credit Documents and the transactions contemplated by this Agreement and the other Credit Documents;

(h)                                 Secretary Certificates.  A certificate executed by the secretary of each Borrower and each Guarantor, if any, whereby such secretary affirms that, among other things, attached to such certificate is (1) a copy of such Borrower’s or Guarantor’s board resolutions authorizing the borrowing of monies, the granting of Liens and all other matters set forth in or contemplated by the Credit Documents, (2) a copy of such Borrower’s or Guarantor’s bylaws in effect on the Closing Date, (3) a copy of such Borrower’s or Guarantor’s articles or certificate of incorporation and all amendments thereto, certified by the Secretary of State or other appropriate official of such Borrower’s or Guarantor’s jurisdiction of incorporation, and (4) a certificate of good standing for such Borrower or Guarantor, dated on or immediately prior to the Closing Date, from the Secretary of State of the state of incorporation of such Borrower or Guarantor; and

(i)                                     Other Items.  Such other agreements, documents and assurances as the Agent or the Required Banks may reasonably request in connection with the transactions described in or contemplated by the Credit Documents.

4.2           Additional Conditions Precedent to Initial Loan.  Each Bank’s obligation to make the initial Loan under this Agreement shall also be subject to the satisfaction, in the Agent’s reasonable credit judgment, of each of the following conditions precedent:

(a)                                  Since the date of the financial statements submitted by the Borrowers to the Agent immediately prior to the Closing Date, there shall not have occurred any material adverse change in the existence or value of any Collateral, or any other event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect;

(b)                                 No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent’s reasonable judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Credit Documents; and

(c)                                  The Borrowers shall have paid all legal fees and other closing or like costs and expenses of the Agent and each Bank which the Borrowers are obligated to pay hereunder.

4.3           Conditions Precedent to All Loans.  The obligation of any Bank to make each Loan under this Agreement (including, without limitation, the initial Loan), and the obligation of the Issuing Bank to issue any Letter of Credit, shall be subject to the further conditions precedent that, on the date of each such Loan or Letter of Credit, as the case may be, :

(a)                                  The following statements shall be true: (1) the representations and warranties of the Borrowers contained in this Agreement and the other Credit Documents are true and correct in all material respects on and as of the date of such Loan as though made on and as of such date (unless such representations or warranties relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (2) there exists no Default or Event of Default as of such date, nor would any Default or Event of Default result from the making of the Loan requested by the Borrowers;

(b)                                 The Borrowers shall have signed and sent to the Agent, if the Agent so requests, a request for advance, setting forth in writing the amount of the Loan requested and the other information required pursuant to this Agreement; provided, however, that the foregoing condition precedent shall not prevent any Bank, if it so elects in its sole discretion, from making a Loan pursuant to a non-written or other non-conforming request for an advance from the Borrowers;

(c)                                  The Borrowers shall have furnished to the Agent (with a copy to each Bank) a completed Borrowing Base Certificate in compliance with Section 6.1(b)(3) of this Agreement; and

(d)                                 The Agent shall have received such other approvals, opinions or documents as it may reasonably request.

The Borrowers agree that the making of a request for a Loan, whether in writing, by telephone or otherwise, shall constitute a certification by the Borrowers that all representations and warranties of the Borrowers in the Credit Documents are true and correct in all material respects as of the date thereof (unless such representations or warranties relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), that all required conditions to the making of the requested Loan have been met and that no Default or Event of Default shall have occurred and be continuing.

Section 5
Representations And Warranties

5.1           Representations, Warranties and Covenants of the Borrowers.  The Borrowers represent and warrant to the Agent, each Bank and the Issuing Bank as follows:

(a)           Organization and Existence.  Each Borrower (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation as reflected in the introductory paragraph of this Agreement, (2) is in good standing in all other jurisdictions in which it is required to be qualified to do business as a foreign corporation, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (3) has obtained all licenses and permits and has filed all registrations necessary to the operation of its business, except where the failure to obtain such licenses or permits could not reasonably be expected to have a Material Adverse Effect.

(b)           Authorization of Credit Documents.  The execution, delivery and performance by each Borrower of the Credit Documents to which it is a party or by which it or any of its property is bound (1) are within such Borrower’s corporate powers, (2) have been duly authorized by all necessary corporate or similar action, (3) do not contravene such Borrower’s articles or certificate of incorporation or by-laws, or any law or contractual restriction binding on or affecting such Borrower or its properties, and (4) do not result in or require the creation of any Lien upon any of the Collateral other than a Lien in favor of the Agent, for the benefit of the Banks.

(c)           Approval of Governmental Bodies.  Other than filing the Financing Statements as contemplated above, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrowers of the Credit Documents or, except as described in Schedule 5.1(c), the exercise by the Agent or any Bank of its rights thereunder, including, without limitation, the sale or other disposition of any of the Collateral to any Person.

(d)           Enforceability of Obligations.  The Credit Documents are the legal, valid and binding joint and several obligations of the Borrowers enforceable against the Borrowers in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforceability of creditors’ rights generally and subject to the discretion of courts in applying equitable remedies.

(e)           Financial Statements; Fiscal Year; June 30, 2008 Changeover in Fiscal Year.  The consolidated financial statements of MGP which have been furnished to the Agent or any Bank fairly present the financial condition of the Borrowers, as of the dates reflected on the financial statements, and fairly present the results of its operations for the period covered thereby, all in accordance with GAAP, except for the omission of footnotes in interim financial statements and subject to normal year-end adjustments. All financial statements of any Guarantor which the Borrowers have furnished or caused to be furnished to the Agent or any Bank fairly present the financial condition of the Guarantor named therein as of the dates reflected therein.  As of the Closing Date, there has been no material adverse change in the financial condition or results from operations of the Borrowers taken as a whole since the date of the most recent consolidated financial statements of MGP submitted to the Agent or any Bank.  The Borrowers have elected a 52/53 week fiscal year ending on the Sunday closest to each June 30.  The Borrowers’ fiscal quarters end on the Sundays closest to September 30, December 31, March 31 and June 30.  Effective as of June 30, 2008, each Borrower’s fiscal year will end on June 30, 2008, and from and after such date each Borrower’s fiscal quarter shall end on September 30, December 31, March 31 and

June 30 of  each year.  All references in this Agreement to a Borrower’s fiscal year or fiscal quarters are to be read in light of the foregoing.

(f)            Litigation.  There is no pending or threatened action or proceeding affecting any Borrower or any Guarantor or any of their respective properties before any court, governmental agency or arbitrator which, if determined adversely to a Borrower or a Guarantor, could reasonably be expected to have a Material Adverse Effect.

(g)           Investments.  The Borrowers have no loans to or investments in any Person other than Permitted Investments.

(h)           Existing Debt.  The Borrowers have no Debt other than Permitted Debt.

(i)            Taxes.  Each Borrower and each Guarantor, if any, has filed all required federal, state, local and other tax returns and has paid, or made adequate provision for the payment of, any taxes due pursuant thereto or pursuant to any assessment received by a Borrower or any Guarantor except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP.

(j)            Stock and Records.  All outstanding capital stock of each Borrower was and is properly issued, and all books and records of each Borrower, including but not limited to its minute books, by-laws and books of account, are accurate and complete in all material respects.  MGP owns all of the issued and outstanding stock of MGPI and Midwest Grain, the preferred stock of MGP is owned as disclosed in writing by MGP to the Agent prior to the Closing Date, and the common stock of MGP is publicly-held and traded on NASDAQ.  No Borrower is obligated on or after the Closing Date to redeem or otherwise acquire, or pay any dividends or make any other distributions in respect of, any of its equity interests.  MGP has no Subsidiaries other than MGPI and Midwest Grain.

(k)           Hazardous Materials.  Each Borrower and each Guarantor, if any, has complied with all Environmental Laws and all of its facilities, leaseholds, assets and other property comply with all Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Schedule 5.1(k), there are no outstanding or threatened citations, notices or orders of non-compliance issued to a Borrower or any Guarantor or relating to its facilities, leaseholds, assets or other property. Each Borrower and each Guarantor, if any, has been issued all licenses, certificates, permits or other authorizations required under any Environmental Law or by any federal, state or local governmental or quasi-governmental entity, except where the failure to obtain such license, certificate, permit or other authorization could not reasonably be expected to have a Material Adverse Effect.

(l)            Negative Pledges.  Except for the Credit Documents, no Borrower or Guarantor is a party to or bound by any indenture, contract or other instrument or agreement which prohibits the creation, incurrence or sufferance to exist of any Lien upon any of the Collateral.

(m)          Title to Property; Liens.  Each Borrower and each Guarantor has good and marketable title to all assets and other property purported to be owned by it, and the Agent has a First Priority Lien on the Collateral subject to no other Lien except for Permitted Liens.

(n)           Insolvency.  After the execution and delivery of the Credit Documents and the disbursement of the initial Loan hereunder, no Borrower or Guarantor will be insolvent within the meaning of the United States Bankruptcy Code or unable to pay its debts as they mature.

Section 6
Covenants

6.1           Affirmative Covenants.  So long as any Obligations remain unpaid or any Bank or the Issuing Bank has any commitment to extend credit to or for the benefit of any Borrower, the Borrowers covenant to the Agent, each Bank and the Issuing Bank as follows:

(a)           Compliance with Laws.  Each Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders affecting such Borrower or Subsidiary or its properties, including, without limitation, all Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, each Borrower shall, and shall cause each of its Subsidiaries to, (1) ensure that no Person who owns a controlling interest in or otherwise controls such Borrower or any such Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (2) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (3) comply with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.  As required by federal law and each Bank’s policies and practices, each Bank may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services.

(b)           Reporting Requirements.  The Borrowers shall furnish to the Agent and each Bank:

(1)           Quarterly Statements.  As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrowers, internally prepared quarter-end consolidated financial statements (including, without limitation, a balance sheet, income statement and statement of cash flows) as of the end of such fiscal quarter and for the fiscal year to date, each certified by the chief financial officer of each Borrower; provided, however, that, so long as MGP is a reporting company, MGP’s quarterly report on Form 10-Q delivered within such 45-day period will satisfy this requirement;

(2)           Audited Year-End Statements.  As soon as available and in any event within 90 days after the end of each fiscal year of the Borrowers, final audited consolidated and consolidating financial statements (including, without limitation, a balance sheet, income statement and statement of cash flows) as of the end of such fiscal year audited by and bearing the unqualified opinion of independent certified accountants reasonably satisfactory to the Agent, and a copy of any management, operation or other letter or correspondence from such accountant to the Borrowers in connection therewith; provided, however, that, so long as MGP is a reporting company, MGP’s annual report on Form 10-K delivered within such 90-day period will satisfy this requirement (except for the Borrowers’ obligation to furnish, to the extent not included in such Form 10-K, any such management, operation or other letter or correspondence from such accountants);

(3)           Borrowing Base Certificate.  As soon as available and in any event within 45 days after the end of each fiscal quarter, a Borrowing Base Certificate dated as of the last day of such fiscal quarter;

(4)           Covenant Compliance Certificate.  As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrowers, a Covenant Compliance Certificate;

(5)           Projections.  As soon as available and in any event within 60 days after the end of each fiscal year of the Borrowers, detailed quarterly projections of the Borrowers’ financial condition and results of operations for the next three fiscal years of the Borrowers, including, without, limitation, projected balance sheets, income statements, cash flow statements and projected Capital Expenditures; and

(6)           Other.  Such other information respecting the condition or operations, financial or otherwise, of the Borrowers, or the financial condition of any Guarantor, as the Agent or any Bank may reasonably request from time to time.

All financial statements described in clauses (1) and (2) above shall be prepared in accordance with GAAP on a basis consistent with the financial statements of the Borrowers delivered to the Agent or any Bank for the period ending most immediately prior to the Closing Date, except that unaudited financial statements shall be subject to normal year-end audit adjustments and need not contain footnotes.

(c)           Preservation of Business and Corporate Existence.  Each Borrower shall, and shall cause each of its Subsidiaries to: (1) carry on and conduct its principal business substantially as it is now being conducted; (2) maintain in good standing its existence and its right to transact business in those states in which it is now or may after the Closing Date be doing business; and (3) maintain all licenses, permits and registrations necessary to the conduct of its business; except where the failure to so maintain its right to transact business or to maintain such licenses, permits or registrations could not reasonably be expected to have a Material Adverse Effect.  So long as no Default is in effect, nothing in this Section 6.1(c) shall prohibit the MGPI Merger or any other merger permitted under Section 6.2(d) of this Agreement.

(d)           Insurance.  Each Borrower shall, and shall cause each of its Subsidiaries to, keep insured at all times with financially sound and reputable insurers which are reasonably satisfactory to the Agent (1) all of the Collateral of an insurable nature, including, without limitation, Inventory, against fire and other casualties in such a manner and to the extent that like properties are usually insured by others owning properties of a similar character in a similar locality or as otherwise reasonably required by the Agent, with the proceeds of such casualty insurance payable (except as otherwise provided in Section 3.4(b) hereof) jointly to one or more Borrowers and the Agent (with any proceeds received by the Agent to be allocated among the Banks in accordance with their respective Pro-Rata Shares), and (2) against liability on account of damage to persons or property (including product liability insurance and all insurance required under all applicable worker’s compensation laws) caused by the Borrowers, their Subsidiaries or their respective officers, directors, employees, agents or contractors in such a manner and to the extent that like risks are usually insured by others conducting similar businesses in the places where the Borrowers conduct their business or as otherwise reasonably required by the Agent, with the Agent (for its benefit and the benefit of the Banks) being named as an additional insured under such liability policies.  The Borrowers shall, and shall cause each of their Subsidiaries to, cause the insurers under all of its insurance policies to provide the Agent at least 30 days prior written notice of the termination of any such policy before such termination shall be effective and to agree to such other matters in respect of any such casualty insurance as provided in the Agent’s loss payee endorsement provided to the Borrowers.  In addition, the Borrowers will, upon request of the Agent at any time, furnish a written summary of the amount and type of insurance carried, the names of the insurers and the policy numbers, and deliver to the Agent certificates with respect thereto.

(e)           Payment of Taxes.  Each Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, before they become delinquent, all taxes, assessments and other governmental charges imposed upon it, its properties, or any part thereof, or upon the income or profits therefrom and all claims for labor, materials or supplies which if unpaid might be or become a Lien or charge upon any of its property, except such items as it is in good faith appropriately contesting and as to which adequate reserves have been provided in accordance with GAAP.

(f)            Maintenance of Properties and Leases.   Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Borrower shall, and shall cause each of its Subsidiaries to: (1) maintain, preserve and keep its properties and every part thereof in good repair, working order and condition (except for such properties as such Borrower or Subsidiary in good faith determines are not useful in the conduct of its business); (2) from time to time make all necessary and customary property repairs, renewals, replacements, additions and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained; and (3) maintain all leases of real or personal property in good standing, free of any defaults by such Borrower or Subsidiary thereunder.

(g)           Employee Plans.  Each Borrower shall, and shall cause each of its Subsidiaries to: (1) notify the Agent promptly of the establishment of any Plan, except that prior to the establishment of any “welfare plan” (as defined in Section 3(1) of ERISA) covering any employee of such Borrower for any period after such employee’s termination of employment other than such period required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or “defined benefit plan” (as defined in Section 3(35) of ERISA), it will obtain the Agent’s prior written approval of such establishment; (2) at all times make prompt payments or contributions to meet the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended, with respect to each Plan; (3) if requested by the Agent, a copy of any report required to be filed pursuant to Section 103 of ERISA in connection with each Plan for each Plan year, including but not limited to the Schedule B attached thereto, if applicable; (4) notify the Agent promptly of any “reportable event” (as defined in ERISA) or any circumstances arising in connection with any Plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, the initiation of any audit by the Internal Revenue Service or the Department of Labor of any Plan or transaction(s) involving or related to any Plan, or any “prohibited transaction” as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code of 1986, as amended; (5) notify the Agent prior to any action that could result in the assertion of liability under Subtitle E of Title IV of ERISA caused by the complete or partial withdrawal from any multiemployer plan or to terminate any defined benefit plan sponsored by such Borrower or Subsidiary; and (6) promptly furnish such additional information concerning any Plan as the Agent may from time to time reasonably request.

(h)           Notice of Default.  The Borrowers shall give prompt written notice in writing to the Agent (with a copy to each Bank) of any breach of any of the representations, warranties or covenants in this Agreement or the other Credit Documents or any development or the occurrence of any event, financial or otherwise, which constitutes a Default or an Event of Default or which constitutes a material default under any other agreement to which any Borrower is a party or which may or shall materially and adversely affect the business, properties or affairs of any Borrower or any Subsidiary or its ability to pay and perform its obligations under this Agreement or the other Credit Documents.

(i)            Books and Records; Inspection; Audits.  Each Borrower shall, and shall cause each of its Subsidiaries to: (1)  maintain complete and accurate books and financial records in accordance with GAAP (except that interim financial statements need not contain footnotes and may be subject to normal year-end audit adjustments); (2) during normal working hours permit the Agent, any Bank and Persons designated by the Agent or any Bank to visit and inspect its properties and to conduct any environmental tests or audits thereon, to inspect its books and financial records (including its journals, orders, receipts and correspondence which relates to its Accounts), and to discuss its affairs, finances and Accounts and operations with its directors, officers, employees and agents and its independent public accountants; and (3) permit the Agent, any Bank and Persons designated by the Agent or any Bank to perform audits of such books and financial records when and as reasonably requested by the Agent or any Bank.  At least once every 12 months, the Borrowers at their expense shall cause an auditor reasonably satisfactory to the Agent to deliver to the Agent and the Banks a report, reasonably satisfactory in form to the Agent, regarding the Inventory and Accounts of each Borrower and Guarantor Subsidiary; provided, however, that, so long an any Event of Default exists, Borrowers at their expense shall cause such auditor’s report to be issued and delivered to the Agent and the Banks at such times and as frequently as the Agent may request.

(j)            Agent May Perform Obligations; Further Assurances.  If a Default is in effect, the Agent shall have the right, if it so elects in its sole discretion, to pay or perform any Borrower’s Obligations hereunder or under the other Credit Documents and each Borrower shall reimburse the Agent, on demand, or if the Required Banks so elect, by the Banks making Revolving Credit Loans on the Borrowers’ behalf and disbursing the same to the appropriate Persons, for all amounts expended by or on behalf of the Agent in connection therewith and all costs and expenses incurred by or on behalf of the Agent in connection therewith.  Each Borrower further agrees to execute, deliver or perform, or cause to be executed, delivered or performed, all such documents, agreements or acts, as the case may be, as the Agent may reasonably request from time to time to create, perfect, continue or otherwise assure the Agent with respect to any Lien created or purported to be created by any of the Credit Documents or to otherwise create, evidence or assure the rights and remedies of the Agent or any Bank under, or as contemplated by, the Credit Documents or at law or in equity.

(k)           Bank Accounts.  Each Borrower shall, and shall cause each of its Subsidiaries to, maintain at all times all of its primary operating, administrative, cash management, collection, disbursement and other deposit accounts with Commerce.

(l)            New Subsidiaries.  The Borrowers shall cause each Subsidiary that is formed or acquired by a Borrower after the Closing Date to execute and deliver to the Agent for the benefit of the Banks a Guaranty and a Guarantor Security Agreement in form reasonably acceptable to the Agent, together with an opinion of counsel in form reasonably satisfactory to the Agent covering the due organization, valid existence and good standing of the Subsidiary, the due authorization and execution of the Credit Documents to which the Subsidiary is a party, the enforceability of the Credit Documents against the Subsidiary and such other matters as the Agent may reasonably request; in each case within 20 days after such Subsidiary is formed or acquired.

(m)          Refinanced Equipment Collateral.  If a Permitted Debt Refinancing occurs, the Borrowers shall promptly deliver to the Agent such lists and other information as the Agent may reasonably request describing in reasonable detail the related Refinanced Equipment Collateral, which Refinanced Equipment Collateral shall constitute Collateral and secure the Obligations.  The Borrowers authorize the Agent, should it so elect, to file such Uniform Commercial Code financing statements and/or amendments thereto against the Borrowers as the Agent may elect covering such Refinanced Equipment Collateral; it being understood that any such filing shall not be a condition precedent to the creation, attachment, perfection or priority of the Agent’s Lien on such Refinanced Equipment Collateral.

6.2           Negative Covenants.  So long as any Obligations remain unpaid or any Bank or the Issuing Bank has any commitment to extend credit to or for the benefit of any Borrower, the Borrowers covenant to the Agent, each Bank and the Issuing Bank as follows:

(a)           Liens.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, create or suffer to exist any Lien, except for Permitted Liens, upon or with respect to any of its properties, whether such Borrower or Subsidiary owns or has an interest in such properties on the Closing Date or at any time thereafter and regardless of whether or not such properties are part of the Collateral.

(b)           Debt.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, create or suffer to exist any Debt except for Permitted Debt.

(c)           Restricted Investments.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, make or permit to exist any loans or advances to or any other investment in any Person (including any shareholders of such Borrower or Subsidiary or any of their respective Affiliates), except Permitted Investments.

(d)           Structure; Disposition of Assets.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, merge or consolidate with or otherwise acquire, or be acquired by, any other Person; provided, however, that (1) the foregoing shall not prohibit a Borrower from making a Permitted Acquisition, (2) a Borrower (other than MGP) may merge into MGP or into another Borrower, and (3) a Subsidiary of a Borrower may merge into another Subsidiary that is a Guarantor Subsidiary or into a Borrower.  In no event shall MGP merge or consolidate with any other Person unless MGP is the surviving entity.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, sell, lease or otherwise transfer all or any part of its properties, real or personal, other than, so long as no Event of Default exists, (1) the sale of Inventory in the ordinary course of such Borrower’s or Subsidiary’s business, (2) the disposition of obsolete equipment, (3) the licensing or other transfer of intellectual property rights in the ordinary course of such Borrower’s or Subsidiary’s business, (4) the sale of the KCIT Facility, and (5) the sale of Excluded Assets – other than those described in subparts (2), (3) or (4) immediately above – provided that either (i) the fair market value of all such Excluded Assets sold during any calendar year does not exceed $5,000,000, or (ii) the percentage of MGP’s consolidated net income (based on the preceding calendar year) attributable to all such Excluded Assets sold during any calendar year does not exceed 10%.

(e)           Sale-Leasebacks; New Business.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, enter into any sale and leaseback transaction with respect to any of its properties, or manufacture any goods, render any services or otherwise enter into any business which is not substantially similar to that existing on the Closing Date.

(f)            Issuance of Securities.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, issue any capital stock, create any new class of stock or issue any other securities without giving the Agent prior written notice thereof, except the issuance of stock options and restricted stock awards by MGP to employees pursuant to benefit plans in effect from time to time.

(g)           Conflicting Agreements.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, enter into any agreement containing any term or condition that conflicts with any provision of this Agreement or any of the other Credit Documents.

(h)           Changes in Accounting Principles; Fiscal Year.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, make any change in its principles or methods of accounting as currently in effect, except such changes as are required by GAAP, nor shall any Borrower or its Subsidiary, without first obtaining the Agent’s prior written consent, change its fiscal year except for the change described in Section 5.1(e) of this Agreement.

(i)            Transactions With Affiliates.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, enter into or be a party to any transaction or arrangement, including without limitation, the purchase, sale or exchange of property of any kind or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or Subsidiary’s business and upon fair and reasonable terms substantially as favorable to such Borrower or Subsidiary as those which would be obtained in a comparable arms-length transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit or restrict any transaction or arrangement between or among any Borrowers and/or any Guarantor Subsidiaries.

(j)            Distributions; Redemptions.  Without first obtaining the Required Banks’ written consent, no Borrower or any of its Subsidiaries shall pay any dividends on or make any other distributions in respect of any stock or other equity interests of such Borrower or Subsidiary or redeem or otherwise acquire any such stock or other equity interests, provided, however, that: (i) so long as no Default or Event of Default exists or would result therefrom, (A) MGP may pay dividends to its shareholders in the ordinary course of its business, and (B) MGP may purchase its common stock, provided that the aggregate amount of such purchases from the Closing Date to the Term Loan Maturity Date does not exceed $25,000,000, and (ii) so long as each of MGPI and Midwest Grain is a wholly-owned subsidiary of MGP, such Persons may pay dividends or make other distributions to MGP.

6.3           Specific Financial Covenants.  So long as any Obligations remain unpaid or any Bank or the Issuing Bank has any commitment to extend credit to or for the benefit of any Borrower, the Borrowers covenant to the Agent, each Bank and the Issuing Banks as follows:

(a)           Capital Expenditures.  The aggregate amount of Capital Expenditures by MGP and its consolidated subsidiaries on a consolidated basis shall not exceed $20,000,000 during any four consecutive fiscal quarters.

(b)           Fixed Charge Coverage.  MGP and its consolidated subsidiaries on a consolidated basis shall maintain, at the end of each fiscal quarter for the four fiscal quarters then ending, a Fixed Charge Coverage Ratio of not less than 1.50 to 1.

(c)           Working Capital.  MGP and its consolidated subsidiaries on a consolidated basis shall maintain, at the end of each fiscal quarter, (1) current assets, minus (2) the sum of (i) current liabilities, and (ii) to the extent not a current liability, the unpaid principal balance of Revolving Credit Loans and Swingline Loans, of not less than $40,000,000.

(d)           Tangible Net Worth.  MGP and its consolidated subsidiaries on a consolidated basis shall maintain, at the end of each of fiscal quarter, a Tangible Net Worth of not less than (1) $135,000,000, plus (2) an amount equal to 50% of their cumulative consolidated net income (but not loss) for all fiscal quarters ending on or after June 30, 2008, minus (3) an amount equal to cumulative permitted stock purchases for all fiscal quarters ending on or after June 30, 2008.

(e)           Leverage Ratio.  MGP and its consolidated subsidiaries on a consolidated basis shall maintain, at the end of each fiscal quarter, a Leverage Ratio of not more than 3.00 to 1.

Section 7
Default

7.1           Events of Default.  Each of the following events shall constitute an Event of Default hereunder:

(a)            Monetary Default.  Any Borrower fails to pay any monetary Obligation under any of the Credit Documents within five days after its due date; or

(b)           Material Non-Monetary Default.  Any Borrower fails to perform or observe any term, covenant or other provision contained in Sections 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.1(h), 6.1(i), 6.1(k), 6.1(l), 6.2 or 6.3 of this Agreement in accordance with the terms thereof; or

(c)            Other Non-Monetary Default.  (1) Any Borrower fails to perform or observe any other term, covenant or other provision in any Credit Document (other than any term, covenant or provision addressed in Subsections (a) or (b) above) in accordance with the terms thereof and, if such default is curable, the Borrowers fail to cure such default within 30 days after written notice from the Agent or any Bank specifying in reasonable detail the nature of such default is received by a Borrower; or (2) any “Event of Default” (as such term is defined in any other Credit Document to which any Borrower or any Guarantor is a party) occurs, or any Borrower or any Guarantor fails to perform or observe any obligation, term or other provision of any Credit Document beyond any applicable grace, cure or notice period; or

(d)           Misrepresentation.  Any representation or warranty made or furnished by any Borrower or any Guarantor in connection with this Agreement or any of the other Credit Documents proves to be incorrect, incomplete or misleading in any material respect when made or deemed made, or any such representation or warranty becomes incorrect, incomplete or misleading in any material respect and a Borrower or any Guarantor, as the case may be, fails to give the Agent prompt written notice thereof; or

(e)            Cross-Default.  Any Borrower fails to pay any Debt (other than a monetary Obligation due under the Credit Documents, as contemplated by Subsection (a) above) the outstanding principal balance of which exceeds $1,500,000 or to perform or observe any other obligation or term in respect of such Debt, and, as a result of any such failure, the holder of such Debt (i) accelerates the maturity thereof or requires a Borrower or some other Person to purchase or otherwise acquire such Debt, or (ii) is entitled to accelerate the maturity thereof or is entitled to require a Borrower or some other Person to purchase or otherwise acquire such Debt; provided, however, that no Event of Default shall occur under the preceding clause (ii) if (A) such Borrower or Subsidiary gives the Agent written notice of such failure to pay, perform or observe within 15 days after the occurrence thereof, and (B) within 30 days after the occurrence of such failure, such Borrower or Subsidiary delivers written evidence to the Agent that the Holder of such Debt has waived such failure; or

(f)            Insolvency.  Any Borrower or any Guarantor ceases to be solvent or suffers the appointment of a receiver, trustee, custodian or similar fiduciary or makes an assignment for the benefit of creditors; or any petition for an order for relief is filed by or against any Borrower or any Guarantor under the federal Bankruptcy Code or any similar state insolvency statute (except, in the case of a petition filed against a Borrower or any Guarantor, if such proceeding is dismissed within 60 days after the petition is filed, unless prior thereto an order for relief is entered under the federal Bankruptcy Code); or any Borrower or any Guarantor makes any offer of settlement, extension or composition to their respective unsecured creditors generally; or

(g)           Change of Control.   MGP shall cease to own all of the issued and outstanding equity interests of each of MGPI and Midwest Grain; provided that a merger permitted under Section 6.2(d) of this Agreement shall not constitute an Event of Default under this subpart (g); or

(h)           Guaranty.  Any Guarantor revokes or attempts to revoke (in whole or in part) the Guaranty or Guarantor Security Agreement signed by such Guarantor, or repudiates (in whole or in part) such Guarantor’s liability thereunder or is in default under the terms thereof or dies or is judicially declared incompetent; or

(i)             Judgments.  Any judgment, decree or order for the payment of money shall be rendered against any Borrower or any Guarantor in an amount in excess of $1,000,000 (or the equivalent in any other currency) and (1) enforcement proceedings shall have been commenced by any creditor upon such judgment, decree or order, or (2) there shall be any period of 30 consecutive days during which such judgment, decree or order shall remain unsatisfied or during which a stay or enforcement of such judgment, decree or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)             Revocation of Agency.  Any Borrower revokes or limits, or takes any action purporting to revoke or limit, the appointment or authority of MGP as such Borrower’s agent for purposes of borrowing money or taking any other action described in or contemplated by Section 3.16 hereof; or

(k)            Lien.  The Agent (for the benefit of the Banks) shall cease to have a First Priority Lien on the Collateral subject to no other Lien except for Permitted Liens.

7.2           Obligation to Lend; Acceleration.  Upon or after the occurrence and during the continuation of any Default, the Agent may (and the Agent shall if so directed by the Required Banks) declare the obligation of each Bank to make Loans or to otherwise extend credit hereunder to be terminated, whereupon the same shall forthwith terminate, or reduce advance rates or otherwise reduce the Borrowing Base by such amounts as the Agent elects (or as the Required Banks direct) from time to time.  Upon or after the occurrence and during the continuation of any Event of Default, the Agent may (and the Agent shall if so directed by the Required Banks) declare the Notes, all interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Notes, all such interest thereon and all such other Obligations shall become and be forthwith due and payable, without presentment, protest or further notice or demand of any kind, all of which are waived by the Borrowers.

7.3           Remedies.  Upon or after the occurrence and during the continuation of any Event of Default, the Agent (for the benefit of the Banks) has and may exercise from time to time the following rights and remedies:

(a)            All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which the Agent or any Bank may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and all of which shall be in addition to any other rights or remedies contained in this Agreement or any of the other Credit Documents.

(b)           The right to notify the Account Debtors that the Accounts have been assigned to the Agent and collect (for the benefit of the Banks) the Accounts directly in its own name and may charge all collection costs and expenses, including attorneys’ fees, to the Borrowers.  The Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them.

(c)            The right to take immediate possession of the Collateral, and (1) to require the Borrowers to assemble the Collateral, at the Borrowers’ expense, and make it available to the Agent at a place designated by the Agent which is reasonably convenient to both parties, and (2) to enter upon and use any premises in which any Borrower has an ownership, leasehold or other interest, or wherever any of the Collateral shall be located, and to store, remove, abandon, manufacture, sell, dispose of or otherwise use all or any part of the Collateral on such premises without the payment of rent or any other fees by the Agent or any Bank to any Borrower or any other Person for the use of such premises or such Collateral.

(d)           The right to sell or otherwise dispose of all or any Inventory or other Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as the Agent, in its sole discretion, may deem advisable.  The Borrowers agree that not less than 10 days prior written notice to the affected Borrower of any public or private sale or other disposition of such Collateral shall be reasonable notice thereof, and such sale shall be at such locations as the Agent may designate in such notice.  The Agent has the right to conduct such sales on any Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law.  The Agent has the right to sell, lease or otherwise dispose of such Collateral, or any part thereof, for cash, credit or any combination thereof, and the Agent or any Bank may purchase all or any part of such Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set-off or credit the amount of such price against the Obligations.

(e)            The Agent is granted a license or other right to use, without charge, all of each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature as it pertains to the Collateral or any other property of such Borrower, in storing, removing, transporting, manufacturing, advertising, selling or otherwise using the Collateral, and such Borrower’s rights in and under such property shall inure to the Agent’s benefit.

(f)            The proceeds realized from the sale of any Collateral or any enforcement of any Guaranty shall be applied, after the Agent is in receipt of good funds, as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by the Agent or any Bank for collection and for acquisition, completion, manufacture, protection, removal, storage, sale and delivery of the Collateral; second, to any fees or expenses due the Agent or any Bank under the Credit Documents; third, to interest due upon any of the Obligations; fourth, to the principal of the Obligations; fifth, to the Agent or any of the Banks and/or any of their respective affiliates, as the case may be, for any Obligations due such Person or Persons not included in the foregoing; and sixth, and finally, to any Borrower or any other Person, to the extent such Person is lawfully entitled to any remaining proceeds.  If any deficiency shall arise, the Borrowers and any Guarantor shall remain jointly and severally liable therefor.

7.4           Right of Setoff.  Upon or after the occurrence and during the continuation of any Event of Default, the Agent and each Bank is authorized at any time and from time to time, without notice to the Borrowers (any such notice being waived by the Borrowers), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or such Bank to or for the credit or the account of any Borrower against any and all of the Obligations irrespective of whether or not the Agent or such Bank has made any demand under this Agreement or the other Credit Documents and although such Obligations may be unmatured.  The rights of the Agent and the Banks under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Agent or the Banks may have.

Section 8
Agency Provisions

8.1           Authorization and Action.  Each Bank hereby irrevocably appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  The duties of each Agent shall be mechanical and administrative in nature and no Agent by reason of this Agreement shall be a trustee or fiduciary for any Bank.  The Agents shall have no duties or responsibilities except those expressly set forth herein.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of all of the Banks; provided, however, that the Agents shall not be required to take any action which exposes the Agents to personal liability or which is contrary to this Agreement or applicable law.

8.2           Liability of Agent.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by the Agent or any such Person under or in connection with any Credit Document in the absence of its or such Person’s own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Agent: (1) may treat each Bank which is a signatory hereto as a Bank hereunder until the Agent receives written notice of the assignment or transfer of such Bank’s interest in form satisfactory to the Agent; (2) may consult with legal counsel (including, without limitation, counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (3) make no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made by any other Person in or in connection with any Credit Document; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Document on the part of the Borrowers, or to inspect any property (including the books and records) of the Borrowers; (5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant thereto; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be sent by telegram, telex or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

8.3           Rights of the Agent as Bank.  With respect to its Commitment and any Loans made by it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent.  Except as may be otherwise expressly provided herein, the Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Borrowers, any of their respective Affiliates, and any Person who may do business with or own securities of any Borrower, all as if Commerce were not the Agent and without any duty to account therefor to the Banks.

8.4           Independent Credit Decisions.  Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Credit Documents to which it is a party or which run in its favor.  Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or the other Credit Documents.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of any Borrower, Guarantor or any other Person liable with respect to the Obligations or any of their respective Affiliates which may come into the possession of the Agent or any of its affiliates.

8.5           Indemnification.  The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), to the extent of their respective Pro-Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Credit Documents or any action taken or omitted by the Agent under this Agreement or the other Credit Documents, provided that no Bank shall be liable for any portion of any of the foregoing resulting from the Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Bank agrees to reimburse the Agent (to the extent not reimbursed by the Borrowers) promptly upon demand for its Pro-Rata Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, administration or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Credit Documents.  For the avoidance of doubt, the foregoing indemnities include all losses arising out of the Agent’s own negligence.

8.6           Successor Agent.  The Agent may resign at any time by giving at least 60 days’ prior written notice thereof to the Banks and the Borrowers, and may be removed at any time with or without cause by all of the Banks.  Upon any such resignation or removal, the Banks shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Banks, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which in either case shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having capital, surplus and undivided profits in an aggregate amount not less than $40,000,000.  Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Agreement.  After any retiring Agent’s resignation or removal hereunder as the Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

8.7           Sharing of Payments.  If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of Obligations in excess of its Pro-Rata Share of payments on account of the Obligations obtained by all the Banks, such Bank shall purchase from the other Banks such participations in the Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (1) the amount of such Bank’s required repayment to (2) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  The Borrowers agree that any Bank so purchasing a participation from another Bank pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrowers in the amount of such participation.

Section 9
Miscellaneous

9.1           Notices.  Except as otherwise provided herein, all notices, requests and demands to or upon a party to this Agreement to be effective shall be in writing and shall be deemed validly given upon receipt thereof, whether by personal delivery, U.S. mail, fax, other electronic transmission or otherwise, in each case addressed as follows:

If to Commerce, the Agent, the Swingline Lender or the Issuing Bank:

Commerce Bank, N.A.
1000 Walnut Street
Kansas City, Missouri 64106
Attn: Wayne Lewis
Fax No.: (816) 234-7290

with a copy (which shall not constitute notice) to:

Stinson Morrison Hecker LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106-2150
Attn.: Mark Ovington, Esq.
Fax No.: (816) 412-8148

If to Borrowers:

MGP Ingredients, Inc.
Cray Business Plaza
100 Commercial Street
Atchison, Kansas 66002
Fax No.: (913) 360-5729

or to such other address or telecopy number as each party may designate for itself by like notice given in accordance with this Section.

9.2           Power of Attorney.  Each Borrower irrevocably designates, makes, constitutes and appoints the Agent, and all Persons designated by the Agent, as such Borrower’s true and lawful attorney and agent-in-fact (such power of attorney and agency being coupled with an interest and therefore irrevocable until the Obligations have been indefeasibly paid in full and no Bank has any duty to extend credit to or for the benefit of any Borrower), and the Agent, and any Persons designated by the Agent, may, at any time after the occurrence and during the continuation of an Event of Default, and without notice to or the consent of the Borrowers and in either the name of any Borrower or the Agent, but at the cost and expense of the Borrowers, (1) pay and perform any Obligation to be paid or performed under any of the Credit Documents, (2) to the extent the Collateral consists of Accounts, demand payment of all such Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of the Borrowers’ rights and remedies with respect to the collection of the Accounts, (3) settle, adjust, compromise, discharge or release any Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral, (4) sell or otherwise transfer any Collateral upon such terms, for such amounts and at such time or times as the Agent deems advisable, (5) take control, in any manner, of any item of payment or proceeds relating to any Collateral, (6) prepare, file and sign any Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral, (7) receive, open and process all mail addressed to any Borrower and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate, (8) endorse the name of any Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of the Agent on account of the Obligations, (9) endorse the name of any Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to Accounts, Inventory and any other Collateral, (10) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral and to which any Borrower has access, (11) make and adjust claims under policies of insurance with respect to Collateral, and (12) do all other acts and things necessary, in the Agent’s reasonable determination, to fulfill the Borrowers’ obligations under this Agreement.

9.3           Indemnity.  Each Borrower agrees to indemnify, defend and hold harmless the Agent, each Bank and the Issuing Bank and each shareholder, director, officer, employee, agent, attorney and other representative of or contractor for the Agent, each Bank and the Issuing Bank from and against any and all damages, settlement amounts, expenses (including, without limitation, attorney’s fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time arising in whole or in part out of any Borrower’s failure to observe, perform or discharge any duties under any of the Credit Documents or any misrepresentation made by or on behalf of any Borrower under any of the Credit Documents.  Without limiting the generality of the foregoing, this indemnity shall extend to any claims asserted against the Agent, any Bank or the Issuing Bank or such other indemnitees by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to Hazardous Substances.  Each Borrower further agrees to indemnify, defend and hold harmless the Agent, each Bank and the Issuing Bank and each shareholder, director, officer, employee, agent, attorney and other representative of or contractor for the Agent, each Bank and the Issuing Bank from and against any and all damages, settlement amounts, expenses (including, without limitation, attorneys’ fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time in connection with any one or more indemnified parties’ actions or inactions relating in any respect to this Agreement, any of the other Credit Documents or any of the transactions described in or contemplated by any of the foregoing (including, without limitation, any such losses incurred by any one or more indemnified parties arising out of any claim by any Guarantor), except to the extent such losses arise out of such indemnified party’s gross negligence or willful misconduct.  For the avoidance of doubt, the foregoing indemnity includes losses arising out of the indemnified party’s own negligence.  All indemnities given by the Borrowers under the Credit Documents, including, without limitation, the indemnities set forth in this Section, shall survive the repayment of the Obligations and the termination of this Agreement.

9.4           Entire Agreement; Modification of Agreement; Sale of Interest.

(a)           This Agreement and the other Credit Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embodies the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written.

(b)           No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by any Borrower or Guarantor therefrom, shall be effective unless in writing signed by the Required Banks and Borrowers or the applicable Guarantor, as the case may be, and notice thereof having been given to the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(1)           waive any condition set forth in Section 4.1 or 4.2 without the written consent of each Bank;

(2)           extend or increase the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 7.2) without the written consent of such Bank;

(3)           postpone the date fixed by this Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due the Banks (or any of them) hereunder or under any other Credit Document without the written consent of each Bank directly affected thereby;

(4)           reduce the principal of, or any rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso of this Section 9.4(b)), any fees or other amounts payable hereunder or under any other Credit Document, without the written consent of each Bank directly affected thereby; provided, however, that only the consent of the Required Banks shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fees payable hereunder;

(5)           amend any provision hereunder in a manner that would alter the pro rata sharing of payments required hereby without the written consent of each Bank;

(6)           change any provision of this Section 9.4(b) or the definition of “Required Banks” or any other provision hereof specifying the number or percentage of Banks required to amend, waiver or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Bank; or

(7)           release any Guarantor from any Guaranty or release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of the Credit Documents, without the written consent of each Bank;

and, provided further that: (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Banks required above, affect the rights or duties of the Issuing Bank under this Agreement or any document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Banks required above, effect the rights or duties of the Swingline Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above, effect the rights or duties of the Agent under this Agreement or the other Credit Documents.  Notwithstanding anything to the contrary contained herein, no Bank that is in default on its obligations under this Agreement or any other Credit Document shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Bank may not be increased or extended without the consent of such Bank.

(c)           The Borrowers may not directly or indirectly sell, assign or transfer any of their respective interests in or rights under this Agreement or any of the other Credit Documents. Each Borrower consents to any Bank’s participation, sale or other transfer of all or any portion of its interests under the Credit Documents to any Person or Persons at any time.  Notwithstanding the foregoing, unless an Event of Default has occurred no Bank shall participate, sell or otherwise transfer all or any portion of its interests under the Credit Documents to any Person without obtaining the prior written consent of MGP, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that MGP’s consent shall not be required with respect to any Bank’s participation, sale or other transfer (i) to any other Bank or any Person that is an Affiliate of any Bank, (ii) made in connection with any sale or similar transfer of such Bank’s assets generally or any material portion of its assets, or (iii) made in connection with any legal or regulatory requirement, including, without limitation, limitations on loans to one borrower or to affiliated persons; nor shall MGP’s consent be required in connection with any Bank’s pledge of or grant of a security interest in all or any portion of it rights under this Agreement to secure obligations of such Bank, including any such pledge or grant to a Federal Reserve Bank.

9.5           Reimbursement of Expenses.  If, at any time or times prior or subsequent to the Closing Date, and regardless of whether an Event of Default then exists or any of the transactions contemplated hereunder are concluded, the Agent or any Bank employs counsel for advice or other representation, or incurs reasonable legal and/or appraisers’, liquidators’, engineers’ expenses and/or other costs or out-of-pocket expenses in connection with: (a) the negotiation and preparation of this Agreement and any of the other Credit Documents or any amendment or other modification of this Agreement or any of the other Credit Documents; (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Agent, any Bank, any Borrower or any other Person) in any way relating to the Collateral, this Agreement, any of the other Credit Documents or the affairs of any Borrower or any Guarantor; (c) any attempt to enforce any rights of the Agent or any Bank against any Borrower, any Guarantor or any other Person which may be obligated to the Agent or any Bank by virtue of this Agreement or any of the other Credit Documents, including, without limitation, any Account Debtors, irrespective of whether litigation is commenced in pursuance of such rights; or (d) any attempt to inspect, verify, protect, preserve, restore, collect, sell, manufacture, liquidate or otherwise dispose of or realize upon the Collateral (all of which are hereinafter collectively referred to as the “Expenses”); then, in any and each such event, the Borrowers shall pay such Expenses to the Agent, and such Expenses shall be additional Obligations and be secured by the Collateral and may be funded, if the Agent so elects, by the Banks making Revolving Credit Loans under this Agreement on the Borrowers’ behalf and paying the same to the Persons to whom such Expenses are payable; provided, however, that only the Agent shall be entitled to recover Expenses arising under subpart (a) above.  Additionally, if any taxes (excluding taxes imposed upon or measured by the income of the Agent or any Bank) shall be payable on account of the execution or delivery of this Agreement or the other Credit Documents, or the execution, delivery, issuance or recording of any of the Credit Documents, or the creation of any of the Obligations hereunder, by reason of any federal, state or local statute or other law existing on or after the Closing Date, the Borrowers will pay all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold the Agent, the Banks and the Issuing Bank harmless from and against all liabilities in connection therewith.

9.6           Indulgences Not Waivers.  The failure of the Agent or any Bank, at any time or times on or after the Closing Date, to require strict performance by the Borrowers or the Guarantors of any provision of this Agreement or the other Credit Documents shall not waive, affect or diminish any right of the Agent or any Bank thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by the Agent or any Bank of a Default or an Event of Default by the Borrowers or the Guarantors under this Agreement or any of the other Credit Documents shall not suspend, waive or affect any other Default or Event of Default by the Borrowers or the Guarantors under this Agreement or any of the other Credit Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type.  None of the undertakings, agreements, warranties, covenants and representations of the Borrowers or the Guarantors contained in this Agreement or any of the other Credit Documents and no Default or Event of Default by the Borrowers or the Guarantors under this Agreement or any of the other Credit Documents shall be deemed to have been suspended or waived by the Agent or any Bank, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of the Agent and each Bank and directed and delivered to the Borrowers and/or the Guarantors.

9.7           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.8           Successors and Assigns.  This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the successors and assigns of the Agent, each Bank and each Borrower.  This provision, however, shall not be deemed to modify Section 9.4 hereof.

9.9           General Waivers by Borrowers.  Except as otherwise expressly provided for in this Agreement, each Borrower waives: (a) presentment, protest, demand for payment, notice of dishonor demand and protest and notice of presentment, default, notice of nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts receivable, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent or any Bank on which any Borrower may in any way be liable and ratifies and confirms whatever the Agent or any Bank may do in this regard; (b) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing the Agent or any Bank to exercise any remedies, including the issuance of an immediate writ of possession; (c) the benefit of all valuation, appraisement and exemption laws; and (d) any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Agreement or any of the other Credit Documents and/or any rights of the Agent or any Bank in respect of the Collateral.  Subject to the following sentence, each Borrower also waives any right of setoff or similar right it may at any time have against the Agent or any Bank as a defense to the payment or performance of the Obligations.  If a Borrower now or hereafter has any claim against the Agent or any Bank giving rise to any such right of setoff or similar right, the Borrowers agree not to assert such claim as a defense to or a right of setoff with respect to the Obligations under the Credit Documents or otherwise, and to instead assert any such claim, if the Borrower so elects to assert such claim, in a separate proceeding against the Agent or the Bank, as the case may be, and not as a part of any proceeding or as a defense to any claim initiated by the Agent or any Bank to enforce any of their respective rights and remedies under the Credit Documents.

9.10         Collateral Protection Act Notice.  The following notice is given pursuant to Mo. Rev. Stat. § 427.120:  “UNLESS YOU PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENT WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN YOUR COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS.  THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE COLLATERAL.  YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING EVIDENCE THAT YOU HAVE OBTAINED INSURANCE AS REQUIRED BY OUR AGREEMENT.  IF WE PURCHASE INSURANCE FOR THE COLLATERAL, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE,

UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO YOUR TOTAL OUTSTANDING BALANCE OR OBLIGATION.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.”

9.11         Mo. Rev. Stat. § 432.047 Statement.  The following statement is given pursuant to Mo. Rev. Stat. § 432.047:  “ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT.  TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.”

9.12         Incorporation by Reference.  All of the terms of the other Credit Documents are incorporated in and made part of this Agreement by reference; provided, however, that to the extent of any inconsistency between this Agreement and such other Credit Documents, this Agreement shall prevail and govern.

9.13         Execution in Counterparts; Facsimile Signatures.  This Agreement and the other Credit Documents may be executed in any number of counterparts and by different parties thereto, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  A signature of a party to any of the Credit Documents sent by facsimile or other electronic transmission shall be deemed to constitute an original and fully effective signature of such party.

9.14         Governing Law; Consent to Forum.  This Agreement shall be governed by the laws of the State of Missouri without giving effect to any choice of law rules thereof.  As part of the consideration for new value this day received, each Borrower consents to the jurisdiction of any state or federal court located within Jackson County, Missouri (collectively, the “Chosen Forum”), and waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to the Borrowers at the address stated in Section 9.1 hereof and service so made shall be deemed to be completed upon delivery thereto.  Each Borrower waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue.  Each Borrower further agrees not to assert against the Agent or any Bank (except by way of a defense or counterclaim in a proceeding initiated by the Agent or such Bank) any claim or other assertion of liability relating to any of the Credit Documents, the Obligations, the Collateral or the actions or inactions of the Agent or any Bank in respect of any of the foregoing in any jurisdiction other than the Chosen Forum.

9.15         Waiver of Jury Trial; Limitation on Damages.  To the fullest extent permitted by law, and as separately bargained-for consideration, each Borrower waives any right to trial by jury (which the Agent and each Bank also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or otherwise relating to any of the Credit Documents, the Obligations, the Collateral or the actions or inactions of the Agent or any Bank in respect of any of the foregoing.    To effectuate the foregoing, each Borrower grants the Agent an irrevocable power of attorney to file, as attorney-in-fact for such Borrower, a copy of this Agreement in any Missouri court pursuant to Mo. Rev. Stat. § 510.190 and Rule 69.01, V.A.M.R. and/or any other applicable law, and the copy of this Agreement so filed shall conclusively be deemed to constitute each Borrower’s waiver of trial by jury in any proceeding arising out of or otherwise relating to any of the Credit Documents, the Obligations, the Collateral or the Agent or any Bank’s actions or inactions in respect of any of the foregoing.  To the fullest extent permitted by law, and as separately bargained-for consideration, each Borrower also waives any right it may have at any time to claim or recover in any litigation or other dispute involving the Agent and/or any Bank, whether the underlying claim or dispute sounds in contract, tort or otherwise, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The Borrowers acknowledges that the Agent and each Bank is relying upon and would not enter into the transactions described in the Credit Documents on the terms and conditions set forth therein but for the Borrowers’ waivers and agreements under this Section.

9.16         USA Patriot Act Notice.  The Agent and the Banks notify the Borrowers that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 signed into law October 26, 2001) (the “Act”), they are or may be required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow the Agent and the Banks to identify the Borrowers and the Guarantors in accordance with the Act.  Each Borrower agrees to provide such information and take such other action as the Agent may request from time to time to enable the Agent and the Bank to comply with the provisions of the Act with respect to the transactions described in the Credit Documents.

9.17         Confidentiality.  Each of the Agent, the Issuing Bank, the Swingline Lender and the other Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any permitted assignee of or participant in, or any prospective permitted assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of MGP, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Agent,  the Issuing Bank, the Swingline Lender or any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower or Guarantor or any Subsidiary thereof.

                For purposes of this Section, “Information” means all information received from a Borrower, a Guarantor or any Subsidiary thereof relating to any Borrower, Guarantor or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Agent,  the Issuing Bank, the Swingline Lender or any Bank on a nonconfidential basis prior to disclosure by such Borrower, Guarantor or any Subsidiary, provided that, in the case of information received from a Borrower, Guarantor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                Each of the Agent,  the Issuing Bank, the Swingline Lender, and Banks acknowledges that (a) the Information may include material non-public information concerning a Borrower, Guarantor, or

Subsidiary thereof, as the case may be, and (b) it will handle such material non-public information in accordance with applicable law, including Federal and state securities Laws.

[signature page(s) to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

MGP INGREDIENTS, INC.

By	/s/ Robert Zonneveld
Name: Robert Zonneveld
Title: CFO

MGP INGREDIENTS OF ILLINOIS, INC.

By:	/s/ Robert Zonneveld
Name: Robert Zonneveld
Title: CFO

MIDWEST GRAIN PIPELINE, INC.

By:	/s/ Robert Zonneveld
Name: Robert Zonneveld
Title: CFO

COMMERCE BANK, N.A.,
as Agent, Issuing Bank, Swingline Lender and a Bank

By:	/s/ Wayne C. Lewis
Name: Wayne C. Lewis
Title: Vice President

BMO CAPITAL MARKETS FINANCING, INC.,
as a Bank

By:	/s/ Corey Noland
Name: Corey Noland
Title: vice President

NATIONAL CITY BANK,
as a Bank

By:	/s/Michael Leong
Name: Micahel Leong
Title: Vice President

Credit Agreement – Signature Page

Exhibit A

(Banks and Commitments)

Bank	Revolving Credit Commitment	Letter of Credit Commitment*	Swingline Loan Commitment*	Term Loan Commitment	Bank’s Total Commitment
Commerce Bank, N.A.	$15,400,000	$3,080,000	$5,000,000	$9,625,000	$25,025,000
BMO Capital Markets Financing, Inc.	$12,300,000	$2,460,000	0	$7,687,500	$19,987,500
National City Bank	$12,300,000	$2,460,000	0	$7,687,500	$19,987,500
Totals:	$40,000,000	$8,000,000	$5,000,000	$25,000,000	$65,000,000

*                                         As more particularly described in the Agreement, the Letter of Credit Commitment and the Swingline Loan Commitment are each subcommitments under the Total Revolving Credit Commitment.  Accordingly, extensions of credit under the Letter of Credit Commitment or the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Total Revolving Credit Commitment.

Exhibit B

[Form of Revolving Credit Note]

REVOLVING CREDIT NOTE

$	May 5, 2008

For value received, the undersigned, MGP Ingredients, Inc., a Kansas corporation, MGP Ingredients of Illinois, Inc., an Illinois corporation, and Midwest Grain Pipeline, Inc., a Kansas corporation (collectively, the “Borrowers”), jointly and severally promise to pay to the order of                                        a                                                                                (the “Bank”; which term shall include any subsequent holder hereof), in lawful money of the United States of America, the principal sum of                                         and No/100 Dollars ($                                ) or, if different, the principal amount outstanding and due the Bank under Section 2.1 of the Credit Agreement referred to below.

This Revolving Credit Note (the “Note”) is a Revolving Credit Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the Credit Agreement, dated on or about the date hereof, among the Borrowers, the Banks party thereto and Commerce Bank, N.A., as the Agent, the Issuing Bank and the Swingline Lender, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the “Credit Agreement”).  To the extent of any conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern.  Capitalized terms used but not defined in this Note have the meanings given to them in the Credit Agreement.

Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement.  Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement.  The Borrowers’ right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.

The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Agent, at its option, to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrowers, all of which the Borrowers waive.

Time is of the essence with respect to this Note.  To the fullest extent permitted by applicable law, each Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Agent or the Bank from time to time in respect of the time of payment or any other provision of this Note.

This Note shall be governed by the laws of the State of Missouri, without giving effect to any choice of law rules thereof.

[signature page to follow]

IN WITNESS WHEREOF, the Borrowers have executed and delivered this Note as of the date first above written.

MGP INGREDIENTS, INC.

By:
Name:
Title:

MGP INGREDIENTS OF ILLINOIS, INC.

By:
Name:
Title:

MIDWEST GRAIN PIPELINE, INC.

By:
Name:
Title:

Exhibit C

[Form of Swingline Note]

SWINGLINE NOTE

$5,000,000	May 5, 2008

For value received, the undersigned, MGP Ingredients, Inc., a Kansas corporation, MGP Ingredients of Illinois, Inc., an Illinois corporation, and Midwest Grain Pipeline, Inc., a Kansas corporation (collectively, the “Borrowers”), jointly and severally promise to pay to the order of Commerce Bank, N.A., a national banking association (the “Swingline Lender”; which term shall include any subsequent holder hereof), in lawful money of the United States of America, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00) or, if different, the principal amount outstanding under Section 2.2 of the Credit Agreement referred to below.

This Swingline Note (the “Note”) is the Swingline Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the Credit Agreement, dated on or about the date hereof, among the Borrowers, the Banks party thereto and Commerce Bank, N.A., as the Agent, the Issuing Bank and the Swingline Lender, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the “Credit Agreement”).  To the extent of any conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern.  Capitalized terms used but not defined in this Note have the meanings given to them in the Credit Agreement.

Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement.  Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement.  The Borrowers’ right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.

The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Agent, at its option, to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrowers, all of which the Borrowers waive.

Time is of the essence with respect to this Note.  To the fullest extent permitted by applicable law, each Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Agent or the Bank from time to time in respect of the time of payment or any other provision of this Note.

This Note shall be governed by the laws of the State of Missouri, without giving effect to any choice of laws rule thereof.

[signature page to follow]

IN WITNESS WHEREOF, the Borrowers have executed and delivered this Note as of the date first above written.

MGP INGREDIENTS, INC.

By:
Name:
Title:

MGP INGREDIENTS OF ILLINOIS, INC.

By:
Name:
Title:

MIDWEST GRAIN PIPELINE, INC.

By:
Name:
Title:

Exhibit D

[Form of Term Note]

TERM NOTE

$	May 5, 2008

For value received, the undersigned, MGP Ingredients, Inc., a Kansas corporation, MGP Ingredients of Illinois, Inc., an Illinois corporation, and Midwest Grain Pipeline, Inc., a Kansas corporation (collectively, the “Borrowers”), jointly and severally promise to pay to the order of                                      a                                            (the “Bank”, which term shall include any subsequent holder hereof), in lawful money of the United State of America, the principal sum of                                        and       /100 Dollars ($                                        ) or, if different, the principal amount outstanding and due the Bank under Section 2.4 of the Credit Agreement referred to below.

This Term Note (the “Note”) is a Term Note referred to in, is issued pursuant to and is subject to the terms and conditions of the Credit Agreement, dated on or about the date hereof, among the Borrowers, the Banks party thereto and Commerce Bank, N.A., as the Agent, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the “Credit Agreement”).  To the extent of any conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern.  Capitalized terms used but not defined in this Note have the meanings given to them in the Credit Agreement.

Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement.  Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement.  The Borrowers’ right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.

The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Agent, at its option, to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrowers, all of which the Borrowers waive.

Time is of the essence with respect to this Note.  To the fullest extent permitted by applicable law, each Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Agent or the Bank from time to time in respect of the time of payment or any other provision of this Note.

This Note shall be governed by the laws of the State of Missouri, without giving effect to any choice of law rules thereof.

[signature page to follow]

IT WITNESS WHEREOF, the Borrowers have executed and delivered this Note as of the date first above written.

MGP INGREDIENTS, INC.

By:
Name:
Title:

MGP INGREDIENTS OF ILLINOIS, INC.

By:
Name:
Title:

MIDWEST GRAIN PIPELINE, INC.

By:
Name:
Title:

Exhibit E

[Form of Borrowing Base Certificate]

BORROWING BASE CERTIFICATE

(for the fiscal quarter ended         )

This Borrowing Base Certificate (the “Certificate”) is delivered pursuant to Section 6.1(b)(3) of the Credit Agreement, dated as of May 5, 2008 (the “Credit Agreement”), among MGP Ingredients, Inc., a Kansas corporation, MGP Ingredients of Illinois, Inc., an Illinois corporation, and Midwest Grain Pipeline, Inc., a Kansas corporation (collectively, the “Borrowers”), the Banks party thereto, and Commerce Bank, N.A., as the Agent, the Issuing Bank and the Swingline Lender, as the same may be amended from time to time.  Capitalized terms used but not defined in this Certificate have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies that he or she is the chief financial officer, treasurer or corporate controller of each Borrower and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrowers, and that the Borrowing Base, at the quarter-end indicated above, is $                                , and that the such Borrowing Base was determined as set forth in the spreadsheet attached hereto as Exhibit A.

This Certificate is delivered to and may be conclusively relied upon by the Agent and each Bank.

IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Borrowers on                                 , 20      .

MGP INGREDIENTS, INC.
MGP INGREDIENTS OF ILLINOIS, INC.
MIDWEST GRAIN PIPELINE, INC.

By:
Name:
Title:

EXHIBIT A

TO BORROWING BASE CERTIFICATE

			MGP	MGPI	Midwest Grain	Total

Accounts Receivable:
A. Total Accounts Receivable			$—	$—	$—	$—

B. Ineligible Accounts Receivable:			$—	$—	$—	$—
1	.	Accounts Over 90 days Past Due	$—	$—	$—	$—
2	.	Affiliate/Intercompany/Employee Accounts	$—	$—	$—	$—
3	.	Conditional Payment Accounts (Ex.: Bill and Hold)	$—	$—	$—	$—
4	.	Foreign accounts not supported	$—	$—	$—	$—
5	.	Governmental Accounts not properly assigned	$—	$—	$—	$—
6	.	Accounts in bankruptcy	$—	$—	$—	$—
7	.	Accounts exceeding concentration limit	$—	$—	$—	$—
8	.	25% or more of Account is not Eligible	$—	$—	$—	$—
9	.	Accounts Subject to Right of Offset (accounts with suppliers)	$—	$—	$—	$—
10	.	Other:	$—	$—	$—	$—
11	.	Total Ineligible Accounts Receivable (Sum B-1 to B-10)	$—	$—	$—	$—
12	.	Eligible Accounts Receivable (A – B11)	$—	$—	$—	$—
13	.	Margined Eligible Accounts Receivable (85%)	$—	$—	$—	$—

Inventory
C. Total Inventory			$—	$—	$—	$—
D. Ineligible Inventory
1. Discontinued/Obsolete FG or Raw Material Inventory			$—	$—	$—	$—
2. Work-in-process			$—	$—	$—	$—
3. Inventory not located in the United States			$—	$—	$—	$—
4. Inventory consigned by vendors to borrower			$—	$—	$—	$—
5. Alcohol Tax (26 USC 5001)			$—	$—	$—	$—
6. Other			$—	$—	$—	$—
7. Total Ineligible Inventory (Sum D1 to D6)			$—	$—	$—	$—
8. Total Eligible Inventory (C minus D7)			$—	$—	$—	$—
9. Margined Eligible Inventory
a. 65% of the Value of Eligible Inventory consisting of flour			$—	$—	$—	$—
b. 75% of the Value of Eligible Inventory consisting of corn			$—	$—	$—	$—
c. 75% of the Value of Eligible Inventory consisting of wheat			$—	$—	$—	$—
d. 80% of the Value of Eligible Inventory consisting of alcohol (food grade or ethanol)			$—	$—	$—	$—

e. 75% of the Value of Eligible Inventory consisting of feed		$—	$—	$—	$—
f. 65% of the Value of Eligible Inventory consisting of protein (wheat gluten)		$—	$—	$—	$—
g. 60% of the Value of Eligible Inventory consisting of starch		$—	$—	$—	$—
h. 60% of the Value of Eligible Inventory consisting of other finished goods		$—	$—	$—	$—
i. TOTAL		$—	$—	$—	$—

E.	Revolving Credit Borrowing Base (sum of B13 and D9)				—
F.	Total Revolving Credit Commitment				$40,000,000
G.	Borrowers’ Maximum Revolving Credit Availability (Lesser of E or F)				—
H.	Aggregate amount of outstanding Revolving Credit Loans, Swingline Loans, LC Exposure and Term Loans				—
I.	Unused Revolving Credit Availability (G minus H) (Negative amount requires mandatory repayment)				—

This Borrowing Base Certificate is dated the                              day of                                                        20          .

MGP Ingredients, Inc.

By:
Title

Exhibit F

[Form of Covenant Compliance Certificate]

COVENANT COMPLIANCE CERTIFICATE

(for the fiscal quarter ended               )

This Covenant Compliance Certificate (the “Certificate”) is delivered pursuant to Section 6.1(b)(4) of the Credit Agreement, dated as of May 5, 2008 (the “Credit Agreement”), among MGP Ingredients, Inc., a Kansas corporation, MGP Ingredients of Illinois, Inc., an Illinois corporation, and Midwest Grain Pipeline, Inc., a Kansas corporation (collectively, the “Borrowers”), the Banks party thereto, and Commerce Bank, N.A., as the Agent, the Issuing Bank and the Swingline Lender, as the same may be amended from time to time.  Capitalized terms used but not defined in this Certificate have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies that he or she is the chief financial officer, treasurer or corporate controller of each Borrower and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrowers, and that:

1.                                       Capital Expenditures. The following amount reflects the consolidated financial results of MGP and its consolidated subsidiaries, for purposes of Section 6.3(a) of the Credit Agreement, for the four fiscal quarters ending on the last day of fiscal quarter referred to above:

(a)	Capital Expenditures	$

	Compliance: Is line 1(a) equal to or less than $20,000,000?	[yes/no]

2.                                       Fixed Charge Coverage Ratio.  The following amounts reflect the consolidated financial results of MGP and its consolidated subsidiaries, for purposes of Section 6.3(b) of the Credit Agreement, for the four fiscal quarters ending on the last day of fiscal quarter referred to above:

(a)	Adjusted EBITDA (from line 6(j))	$
(b)	minus dividends by MGP	$
(c)	minus federal, state and local taxes	$

(d)	total adjustments	$
	(sum of lines 2(b) and 2(c))	$

(e)	Modified Adjusted EBITDA	$
(line 2(a) minus line 2(d))

(f)	Fixed Charges	$

(g)	ratio of line 2(e) to line 2(f)		to 1

	Compliance: Is line 2(g) equal to or greater than 1.5 to 1?	[yes/no]

3.                                       Working Capital. The following amounts reflect the consolidated financial results of MGP and its consolidated subsidiaries, for purposes of Section 6.3(c) of the Credit Agreement, as of the last day of the fiscal quarter referred to above:

(a)	current assets	$

(b)	current liabilities (including balance of Revolving Credit Loans and Swingline Loans if not otherwise a current liability)	$

(c)	line 3(a) minus line 3(b)	$

	Compliance: Is line 3(c) equal to or greater than $40,000,000?	[yes/no]

4.                                       Tangible Net Worth.  The following amounts reflect the consolidated financial results of MGP and its consolidated subsidiaries, for purposes of Section 6.3(d) of the Credit Agreement, as of the last day of the fiscal quarter referred to above:

(a)	GAAP net worth	$
(b)	minus goodwill	$
(c)	minus intellectual property intangibles	$
(d)	minus deferred assets	$
(e)	[omitted]
(f)	minus amounts due from affiliates	$

(g)	adjustments (sum of lines 4(b) through 4(f))	$

(h)	Tangible Net Worth	$
(line 4(a) minus line 4(g))

(i)	baseline requirement	$135,000,000

(j)	plus 50% of cumulative net income (but not loss) for fiscal quarters ending on or after 6/30/08	$

(k)	minus cumulative stock purchases for fiscal quarters ending on or after 6/30/08	$

(l)	required Tangible Net Worth
	(line 4(i) plus line 4(j) minus line 4(k))	$

	Compliance: Does line 4(h) exceed line 4(l)?	[yes/no]

5.                                       Leverage Ratio. The following amounts reflect the consolidated financial results of MGP and its consolidated subsidiaries, for purposes of Section 6.3(e) of the Credit Agreement, for the four fiscal quarters ending on the last day of fiscal quarter referred to above:

(a)	Senior Funded Debt	$

(b)	Adjusted EBITDA (line 6(j))	$

(c)	ratio of line 5(a) to line 5(b)		to 1

	Compliance: Is line 5(c) less than or equal to 3.0 to 1?	[yes/no]

6.                                       Calculation of Adjusted EBITDA.  For purposes of lines 2(a) and 5(b) above, Adjusted EBITDA is calculated as follows:

		This Quarter	Last 4 Quarters

(a)	net income	$	$
(b)	plus interest expense	$	$
(c)	plus federal, state and local taxes	$	$
(d)	plus depreciation and amortization	$	$

(e)	total adjustments
	(sum of lines 6(b) through 6(d))	$	$

(f)	EBITDA
	(line 6(a) plus line 6(e))	$	$

(g)	plus other non-cash losses	$	$
(h)	minus other non-cash gains	$	$
(i)	plus or minus extraordinary items	$	$
(j)	Adjusted EBITDA (line 6(f), plus line 6(g), minus line 6(h), plus or minus line 6(i))	$	$

8.                                       Financial Statements  The financial statements described in Section 6.1(b) of the Credit Agreement for the Borrowers for the end of the fiscal quarter or the fiscal year referred to above, which are attached hereto and are incorporated herein by this reference, fairly present the consolidated financial condition and results of operations of the Borrowers in accordance with GAAP consistently applied, as at the end of, and for, such period (subject, in the case of interim statements, to normal year-end audit adjustments and to the absence of footnote disclosures).

9.                                       Other Compliance.  A review of the activities of the Borrowers during the period since the date of the last Covenant Compliance Certificate has been made at my direction and under my supervision with a view to determining whether the Borrowers have kept, observed and performed all of their obligations under the Credit Agreement and all other Credit Documents to which they are a party, and to the best of my knowledge after due inquiry and investigation, (a) each Borrower has kept, observed and performed all of its obligations under the Credit Agreement and all other Credit Documents to which it is a party, (b) no Default or Event of Default has occurred and is continuing, and (c) all representations and warranties made by each Borrower in the Credit Agreement and the other Credit Documents to which it is a party are true and correct as of the date of this Certificate.

10.           Reliance.  This Certificate is delivered to and may be conclusively relied upon by the Agent and each Bank.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Borrowers on                                  , 20         .

MGP INGREDIENTS, INC.

MGP INGREDIENTS OF ILLINOIS, INC.

MIDWEST GRAIN PIPELINE, INC.

By:
Name:
Title:

Schedule 1(b)

Schedule 5.1(c)

Schedule 5.1(h)

Schedule 5.1(k)

Schedule 5.1(m)